Exhibit 10.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

AMBERLEAF PARTNERS, INC.,

THE SHAREHOLDERS OF AMBERLEAF PARTNERS, INC.

and

MASTECH DIGITAL DATA, INC.,

Dated as of October 1, 2020

i

4.16	Employee and Labor Relations	29
4.17	Employee Benefit Plans	32
4.18	Affiliate Transactions	33
4.19	Insurance	33
4.20	Contracts	33
4.21	Certain Payments	35
4.22	Export and Import Matters	36
4.23	Customers and Suppliers	36
4.24	Bank Accounts	36
4.25	Names	36
4.26	Broker Fees	36
4.27	Disclosure	37

Article 5 COVENANTS AND OTHER AGREEMENTS		37

5.1	Public Announcements; Confidentiality	37
5.2	Non-Competition; Restrictive Covenants	37
5.3	Tax Matters	39
5.4	Further Assurances	46
5.5	Sellers’ Representative	46
5.6	Access and Investigation	47
5.7	Legal Representation	47

Article 6 SURVIVAL; INDEMNIFICATION		48

6.1	Survival	48
6.2	Indemnification	49
6.3	Provisions Related to Indemnification	50
6.4	Claim Notice and Defense of Third-Party Claims	51
6.5	Exclusive Remedy	55
6.6	Applicability	55
6.7	Right to Set-Off	55

Article 7 DELIVERIES AT THE CLOSING		56

7.1	Closing Deliveries by the Sellers and the Company	56
7.2	Closing Deliverables by the Buyer	57

Article 8 DEFINITIONS		57

Article 9 MISCELLANEOUS		70

9.1	Expenses	70
9.2	Governing Law	70
9.3	Jurisdiction; Service of Process	70
9.4	Waiver of Jury Trial	70
9.5	Waiver; Remedies Cumulative	71
9.6	Notices	71
9.7	Assignment	72
9.8	No Third-Party Beneficiaries	72
9.9	Amendments	72
9.10	Disclosure Schedules	72

ii

9.11	Non-Recourse	73
9.12	Specific Performance	73
9.13	Construction	73
9.14	Entire Agreement	74
9.15	Severability	74
9.16	Mutual Drafting	74
9.17	Counterparts; Electronic Transmission	74

SCHEDULES

Schedule 1.5(a) Net Working Capital Methodology

Schedule 1.7(b) Calculation of Earnout Payment

Schedule 1.7(c) Earnout Payments Allocation

Schedule 5.3(j) Purchase Price Allocation

Schedule 7.1(a) Specified Consents

Schedule 8 Sellers’ Pro Rata Share

Schedule 9 Closing Costs

Seller Disclosure Schedule

Company Disclosure Schedule

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT dated October 1, 2020 (this “Agreement”), is made by, between and among MASTECH DIGITAL DATA, INC., a Delaware corporation (“Buyer”), AMBERLEAF PARTNERS, INC., an Illinois corporation (the “Company”), the shareholders of the Company signatory to this Agreement (each referred to as a “Seller” and collectively, the “Sellers”) and Lawrence F. Goldman, as the Sellers’ Representative. The Buyer, the Company, the Sellers and the Sellers’ Representative, in his capacity as such, are sometimes referred to individually as a “Party” and collectively as the “Parties.” Certain capitalized terms that are used herein are defined in Article 8 herein.

WHEREAS, the Sellers collectively own 100% of the issued and outstanding shares of the common stock, no par value, of the Company (the “Purchased Shares”);

WHEREAS, the Company is engaged in the business of providing data analytics services to assist organizations with marketing, customer service and information applications across multiple cloud-based platforms (the “Business”); and

WHEREAS, the Parties desire that, subject to the terms and conditions of this Agreement, in exchange for the consideration set forth herein, the Buyer shall purchase from the Sellers all of the Purchased Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, covenants and agreements herein contained, intending to be legally bound, the Parties hereby agree as follows:

Article 1

THE CLOSING; PURCHASE AND SALE OF PURCHASED SHARES

1.1 Purchase of Purchased Shares. At the Closing, subject to the terms and conditions of this Agreement, including the delivery requirements set forth in Section 7.1 and Section 7.2 herein, as applicable, the Buyer shall purchase and accept from the Sellers and the Sellers shall sell, transfer and deliver to the Buyer, the Purchased Shares, free and clear of all Liens.

1.2 Consideration. The aggregate consideration payable by the Buyer to the Sellers at the Closing for the Purchased Shares to be purchased pursuant to the Transactions shall equal the Closing Payment.

1.3 Closing. The closing of the Transactions (collectively, the “Closing”) shall take place concurrently with the execution of this Agreement (the “Closing Date”), effective as of 12:01 a.m. on October 1, 2020, at the offices of Blank Rome LLP located at 501 Grant Street, Suite 850, Pittsburgh, PA 15219, or at such other location as the Parties may agree or via the electronic exchange of execution versions of the Transaction Documents and the signature pages thereto via facsimile or via email by .pdf and the wire transfer of immediately available funds to the applicable Parties as required at the Closing.

1.4 Payment of the Purchase Price. The total aggregate consideration for the Purchased Shares shall consist of $14,000,000 (subject to adjustment as set forth in Section 1.5) comprised of (a) $9,500,000 in readily available funds (the “Base Purchase Price”), and (b) up to $4,500,000 in Earnout Payments, in accordance with Section 1.7 (collectively with the Base Purchase Price, the “Purchase Price”). At the Closing:

(a) The Buyer shall repay, or cause to be repaid, on behalf of the Company, the Estimated Indebtedness by wire transfer of immediately available funds as directed by the holders of such Indebtedness prior to the Closing, and at the Closing the Company shall have delivered to the Buyer all payoff letters, releases, discharges, and UCC-3 termination statements necessary to terminate the obligations of the Company with respect to the Estimated Indebtedness or otherwise requested by the Buyer, each in a form and substance reasonably acceptable to the Buyer (collectively, the “Payoff Documentation”), evidencing the pay-off amounts for all Estimated Indebtedness from each holder of Indebtedness, and containing an agreement that if such Indebtedness owed to such holder is paid to such holder on the Closing Date, all obligations owed to such holder shall be terminated and discharged and all Liens of such holder affecting any real or personal property of the Company will be released;

(b) The Buyer shall pay, or cause to be paid, on behalf of the Company, any unpaid Closing Costs in accordance with invoices reflecting the same provided by the Company and the Sellers to the Buyer, with each invoice indicating the amount required to fully discharge such Closing Costs, by wire transfer of immediately available funds;

(c) The Buyer shall pay, or cause to be paid, the Escrow Amount into the Escrow Account by wire transfer of immediately available funds, as directed by the Escrow Agent (and the funds in the Escrow Account shall be held and released by the Escrow Agent in accordance with the terms of the Escrow Agreement); and

(d) The Buyer shall pay to the Sellers (based on each Seller’s Pro Rata Share) by wire transfer of immediately available funds to an account designated in writing by each Seller prior to the Closing, the Base Purchase Price less (i) Sellers’ Portion of the Escrow Amount, less (ii) any Estimated Indebtedness, plus or minus (iii) the difference between the Estimated Closing Cash on Hand and the Transaction Bonus Employee Portion of the Escrow Amount, plus or minus (iv) the amount by which the Estimated Net Working Capital exceeds or is less than, as applicable, the Target Net Working Capital, all in accordance with (without duplication) Section 1.5(a) (the resulting amount, the “Closing Payment”).

1.5 Purchase Price Adjustments. As provided in this Agreement, the Base Purchase Price shall be adjusted (such adjustment may be positive or negative), if at all, on a dollar-for-dollar basis (it being clarified that there shall be no duplication of any amount used in calculating the following), all in accordance with the following:

(a) Not less than two (2) Business Days prior to the Closing, the Company delivered to the Buyer a statement setting forth the Company’s good faith estimated calculation, as of 12:01 a.m. EST on the Closing Date (without giving effect to the Transactions), of (i) the Net Working Capital (the “Estimated Net Working Capital”), (ii) the Indebtedness of the Company as of the Closing Date (the “Estimated Indebtedness”) and (iii) the Cash on Hand as of

the Closing Date (the “Estimated Closing Cash on Hand”), which Estimated Net Working Capital, Estimated Indebtedness, and Estimated Closing Cash on Hand were prepared in accordance with the definitions thereof and, in the case of Estimated Net Working Capital and Estimated Closing Cash on Hand, to the extent not inconsistent with the definitions thereof, GAAP and the methodology, clarifications and exceptions set forth in Schedule 1.5(a), and in accordance with the same accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions, procedures and level of prudence as were used to prepare the year-end Financial Statements (the “Methodology”). If the Estimated Net Working Capital exceeds the Target Net Working Capital, then the Base Purchase Price payable to the Sellers at the Closing pursuant to Section 1.4(d) herein shall be increased by the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital. If the Estimated Net Working Capital is less than the Target Net Working Capital, then the Base Purchase Price payable to the Sellers at the Closing pursuant to Section 1.4(d) herein shall be reduced by the amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital. If there is a positive amount of Estimated Indebtedness (i.e., any amount greater than zero dollars), then the Base Purchase Price payable to the Sellers at the Closing pursuant to Section 1.4(d) herein shall be reduced by an amount equal to the Estimated Indebtedness. If there is a positive amount of Estimated Closing Cash on Hand (i.e., any amount greater than zero dollars), then the Base Purchase Price payable to the Sellers at the Closing pursuant to Section 1.4(d) herein shall be increased by an amount equal to the Estimated Closing Cash on Hand.

(b) Buyer shall deliver to the Sellers’ Representative, no later than ninety (90) days after the Closing Date, a statement (the “Closing Date Working Capital Statement”) which shall set forth, as of 12:01 a.m. EST on the Closing Date (without giving effect to the Transactions), (i) a calculation of Net Working Capital as of the Closing Date and the amount, if any, by which the Net Working Capital so determined is less than or greater than the Estimated Net Working Capital; (ii) a calculation of the Indebtedness as of the Closing Date and the amount, if any, by which the Closing Indebtedness as of the Closing Date is less than or greater than the Estimated Indebtedness and (iii) a calculation of the Cash on Hand as of the Closing Date and the amount, if any, by which the Cash on Hand as of the Closing Date is less than or greater than the Estimated Closing Cash on Hand; (clauses (i), (ii) and (iii), collectively, the “Adjustment Calculation”). The Closing Date Working Capital Statement and the Adjustment Calculation shall be prepared using and in accordance with GAAP and the Methodology.

(c) On or prior to the thirtieth (30th) day following the Buyer’s delivery of the Closing Date Working Capital Statement and the Adjustment Calculation, the Sellers’ Representative may give the Buyer a written notice stating in reasonable detail the Sellers’ Representative’s specific objections (an “Objection Notice”) to the items or amounts in the Closing Date Working Capital Statement or the Adjustment Calculation. Any item or amount set forth in the Closing Date Working Capital Statement or Adjustment Calculation that is not the subject of a timely and specific objection in the Objection Notice shall be deemed accepted by the Sellers’ Representative. Following the delivery of any Objection Notice, the Sellers’ Representative and the Buyer shall attempt to negotiate in good faith to resolve such dispute. If the Sellers’ Representative and the Buyer fail to agree on any of the Sellers’ Representative’s proposed adjustments set forth in the Objection Notice within thirty (30) days after the Buyer receives the Objection Notice, the Sellers’ Representative and the Buyer agree that all items and amounts set forth in the Objection Notice that are not resolved shall be submitted for final determination to BDO USA, LLP or, if BDO USA, LLP is unwilling or unable to so act, to another independent accounting firm selected by the Buyer and the Sellers’ Representative, or if the Buyer and the Sellers’ Representative are unable to mutually agree upon such an independent accountant within a ten (10) day period, then the Buyer and the Sellers’ Representative shall each select an accounting firm and such firms together shall select the Accounting Arbitrator (each such accounting firm or certified public accountant making such determination being hereinafter referred to as the “Accounting Arbitrator”). The Accounting Arbitrator shall afford each of the Buyer and the Sellers’ Representative up to thirty (30) days following engagement of the Accounting Arbitrator to present their positions as to the disputed items. If either Party fails to make such a presentation on a timely basis, the Accounting Arbitrator shall be required to decide without further delay or extension on the basis of the submissions made to it and the terms of this Agreement. The Accounting Arbitrator shall resolve all disputed items in a written determination to be delivered within fifteen (15) days following the end of the submission period; provided that any delay in delivering such determination shall not invalidate the award or otherwise deprive the Accounting Arbitrator of jurisdiction. The determination of any of the Closing Date Working Capital Statement or Adjustment Calculation disputed items by the Accounting Arbitrator shall be within, and limited by, the range comprised of the respective determination of each of the Parties’ calculation with respect to such disputed items. The determination of the Closing Date Working Capital Statement or Adjustment Calculation disputed items by the Accounting Arbitrator shall be based on whether such disputed items have been calculated in accordance with the standards set forth in this Section 1.5 (including the relevant definitions), and the Accounting Arbitrator is not to make any other determination. The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. Such resolution shall be final and binding upon the Parties and shall be reflected in any necessary revisions to the Closing Date Working Capital Statement and the Adjustment Calculation. The Sellers shall, jointly and severally, pay a portion of the fees, costs and expenses of the Accounting Arbitrator equal to the percentage by which the portion of the disputed amounts in the Sellers’ Representative’s submission to the Accounting Arbitrator not awarded to the Sellers’ Representative bears to the aggregate amount actually disputed by the Sellers’ Representative in the Sellers’ Representative’s submission to the Accounting Arbitrator, and the Buyer shall pay the remaining portion of such fees, costs and expenses. Such proportional allocations shall be determined by the Accounting Arbitrator at the time that its determination is rendered on the disputed items. Without limiting the foregoing, each of the Buyer and the Sellers shall indemnify and hold each other harmless from the other Party’s failure to pay its portion of the fees and expenses of the Accounting Arbitrator.

(d) For purposes of complying with this Section 1.5, the Parties will (i) furnish to each other and to the Accounting Arbitrator such work papers and other documents and information relating to the disputed issues as each Party and the Accounting Arbitrator may reasonably request and are available to that Party (or its independent public accountants); provided that the obligations of the Parties under this clause (i) shall not result in the interference of the normal business operations of any Party, and (ii) subject to the timing limitation set forth in Section 1.5(c), be afforded the opportunity to present to the Accounting Arbitrator any material related to the disputed items and to discuss the items with the Accounting Arbitrator; provided that the other Party and its Representatives shall be given reasonable notice of, and the opportunity to attend, any meeting with the Accounting Arbitrator.

(e) For purposes hereof, the following terms have the meanings set forth below:

(i) If: (A) the Estimated Net Working Capital exceeds the Net Working Capital after final determination pursuant to Section 1.5(c) (the “Final Net Working Capital”), the amount by which the Estimated Net Working Capital exceeds the Final Net Working Capital is referred to as the “Working Capital Deficit;” and (B) the Final Net Working Capital exceeds the Estimated Net Working Capital, the amount by which the Final Net Working Capital exceeds the Estimated Net Working Capital is referred to as the “Working Capital Surplus;”

(ii) If: (A) the Indebtedness as of the Closing Date, after final determination pursuant to Section 1.5(c) (the “Final Closing Indebtedness”) exceeds the Estimated Indebtedness, the amount by which the Final Closing Indebtedness exceeds the Estimated Indebtedness is referred to as the “Indebtedness Deficit;” and (B) the Final Closing Indebtedness is less than the Estimated Indebtedness, the amount by which the Final Closing Indebtedness is less than the Estimated Indebtedness is referred to as the “Indebtedness Surplus;”

(iii) If: (A) the Estimated Closing Cash on Hand exceeds the Cash on Hand as of the Closing Date, after final determination pursuant to Section 1.5(c) (the “Final Closing Cash on Hand”), the amount by which the Estimated Closing Cash on Hand exceeds the Final Closing Cash on Hand is referred to as the “Cash on Hand Deficit;” and (B) the Estimated Closing Cash on Hand is less than the Final Closing Cash on Hand, the amount by which the Estimated Closing Cash on Hand is less than the Final Closing Cash on Hand is referred to as the “Cash on Hand Surplus;”

(iv) An amount equal to the Working Capital Deficit, plus the Indebtedness Deficit and plus the Cash on Hand Deficit (in each case, if applicable) is referred to as the “Aggregate Deficit Amount;” and

(v) An amount equal to the Working Capital Surplus, plus the Indebtedness Surplus and plus the Cash on Hand Surplus (in each, case if applicable) is referred to as the “Aggregate Surplus Amount.”

(f) If the Aggregate Deficit Amount exceeds the Aggregate Surplus Amount (the amount by which the Aggregate Deficit Amount exceeds the Aggregate Surplus Amount, referred to as the “Net Deficit Amount”), then (i) the Sellers’ Representative shall, within ten (10) Business Days of the determination of the Net Deficit Amount, deliver to the Buyer, by wire transfer of immediately available funds to an account designated by the Buyer, funds in an amount equal to the Net Deficit Amount . If the Aggregate Surplus Amount exceeds the Aggregate Deficit Amount (the amount by which the Aggregate Surplus Amount exceeds the Aggregate Deficit Amount, referred to as the “Net Surplus Amount”), then, within three (3) Business Days of the determination of the Net Surplus Amount, the Buyer shall pay to the Sellers (based on each Seller’s Pro Rata Share) by wire transfer of immediately available funds to accounts designated by the Sellers (less amounts payable to the Transaction Bonus Employees based on the Transaction Bonus Agreements) an amount equal to the Net Surplus Amount. The

Parties shall treat any payments made pursuant to this Section 1.5 as an adjustment to the Purchase Price for all purposes.

1.6 Escrow. Subject to all other remedies available to the Buyer hereunder, the Escrow Amount shall secure (i) the Sellers’ indemnification obligations pursuant to Article 6 of this Agreement and (ii) any accounts receivable of the Company outstanding as of the Closing Date and uncollected on the first anniversary of the Closing Date, to the extent the aggregate outstanding amount of such accounts receivable exceeds $50,000. The Escrow Agent shall hold the Escrow Amount in escrow pursuant to the terms of the escrow agreement, dated as of the Closing Date, by and among the Buyer, the Sellers’ Representative and the Escrow Agent (the “Escrow Agreement”) until first anniversary of the Closing Date (or, if later, until such time as all Seller indemnification obligations for which a claim is pending as of such date have been finally determined), and, at such time, shall release the balance of the Escrow Amount, if any, to the Sellers, less amounts payable to the Transaction Bonus Employees based on the Transaction Bonus Agreement, in accordance with the terms of the Escrow Agreement. The Escrow Agreement shall provide that any fees, costs or expenses of the Escrow Agent are to be paid one half by the Sellers and one half by the Buyer.

1.7 Contingent Consideration Based on Earnout. Each of the Sellers and, in accordance with the Transaction Bonus Agreements, the Transaction Bonus Employees may be entitled to, and the Buyer shall be obligated to pay as additional Purchase Price, consideration up to (and not to exceed) an aggregate amount of Four Million Five Hundred Thousand Dollars ($4,500,000) pursuant to the terms and conditions set forth in this Section 1.7 as follows (the payments made pursuant to this Section 1.7 shall be referred to as the “Earnout Payments”):

(a) Revenue Growth and EBITDA Margin.

(i) If the Company’s Revenue Growth for the 12-month period beginning January 1, 2021, and ending December 31, 2021 (the “Year 1 Earnout Period”), is equal to at least 70% of the 2021 Revenue Growth Target, the Sellers and the Transition Bonus Employees shall be entitled to a Earnout Payment of up to $1,500,000, payable on a sliding scale from 70% to 100% (with the full Earnout Payment being payable at 100%);

(ii) If (A) the Company’s EBITDA Margin for the Year 1 Earnout Period is equal to at least 90% of the 2021 EBITDA Margin Target and (B) the Revenue Growth for the Year 1 Earnout Period is equal to at least 60% of the 2021 Revenue Growth Target, the Sellers and the Transaction Bonus Employees shall be entitled to a Earnout Payment of up to $750,000, payable on a sliding scale from 90% to 100% (with the full Earnout Payment being payable at 100%);

(iii) If the Company’s Revenue Growth for the 12-month period beginning January 1, 2022, and ending December 31, 2022 (the “Year 2 Earnout Period”), is equal to at least 70% of the 2022 Revenue Growth Target, the Sellers and the Transaction Bonus Employees shall be entitled to a Earnout Payment of up to $1,500,000, payable on a sliding scale from 70% to 100% (with the full Earnout Payment being payable at 100%);

(iv) If (A) the Company’s EBITDA Margin for the Year 2 Earnout Period is equal to at least 90% of the 2022 EBITDA Margin Target and (B) the Revenue Growth for the Year 1 Earnout Period is equal to at least 60% of the 2022 Revenue Growth Target, the Sellers and the Transaction Bonus Employees shall be entitled to a Earnout Payment of up to $750,000, payable on a sliding scale from 90% to 100% (with the full Earnout Payment being payable at 100%); and

(b) Initial Calculation of Earnout Payment. Schedule 1.7(b) sets forth an example of the calculation of the Earnout Payments. In addition, to enable the determination of the Earnout Payments, up and until payment of the final Earnout Payment, the Company will be run in the ordinary course in the manner consistent with past practice. The Earnout Payment shall be calculated taking into account that (i) the cost to the Company of one (1) newly-hired sales person will not be allocated to the Company as an expense; (ii) the Company shall have access to the internal marketing and sales resources of the Buyer and its Affiliates, and the cost associated with such access shall not be allocated to the Company as an expense; (iii) the Company shall have access to the off-shore delivery services of the Buyer and its Affiliates, and the allocated expense associated with such access shall be equal to the Buyer and its Affiliates’ actual cost incurred in the delivery of such services; and (iv) the Company shall have access to other corporate services of the Buyer and its Affiliates that allow Company to avail itself to certain group cost savings, and the allocated expense associated with such access shall be equal to the Buyer and its Affiliates’ actual cost incurred in the delivery of such services. To the extent that the Company or the Buyer purchases any business, acquires any Person or acquires a division or segment of any Person, or launches any new lines of business, products or services, after the Closing Date, the portion of the Company’s revenue and EBITDA attributed thereto shall be excluded for purposes of calculating the Company’s Revenue Growth and EBITDA Margin, and determining whether the Earnout Payment is payable, pursuant to Section 1.7.

(c) Payment. Subject to Section 6.7, if payable pursuant to the terms of this Section 1.7 the Earnout Payment shall be (i) paid in full to the Sellers and the Transaction Bonus Employees on the date that is no later than fifteen (15) Business Days after the final determination of the Earnout Payment pursuant to Section 1.7(d), and (ii) made by wire transfer of immediately available funds to the bank accounts designated in writing by the Sellers and the Transaction Bonus Employees in the percentages set forth on Schedule 1.7(c).

(d) Final Determination of the Earnout Payment.

(i) The Buyer shall provide Sellers’ Representative with the Company’s determination of the Earnout Payment within [ten (10) calendar days] after completion of the Company’s audit (whether on a standalone basis or as part of a consolidated group) for each of the Year 1 Earnout Period and the Year 2 Earnout Period (in each case, the “Earnout Payment Determination”). Each Earnout Payment Determination shall include a detailed calculation of Revenue Growth and EBITDA Margin for the applicable period, together with all supporting documentation.

(ii) Within forty-five (45) days after the Sellers’ Representative receives the Buyer’s Earnout Payment Determination (the “Earnout Payment Determination Review Period”), the Sellers’ Representative may dispute the Earnout Payment Determination.

During the Earnout Payment Determination Review Period, the Buyer and the Company will make readily available to the Sellers’ Representative and its independent accountants and other authorized representatives with access, at reasonable times and upon reasonable notice, to the Company’s and the Company’s personnel and accountants (subject to the Sellers’ Representative signing a customary agreement relating to such access to work papers in form and substance reasonably acceptable to the Company’s accountants) related to the preparation of the Earnout Payment Determination. If the Sellers’ Representative accepts in writing the Earnout Payment Determination or if the Sellers’ Representative fails within the Earnout Payment Determination Review Period to notify the Buyer of any dispute with respect thereto, then the Earnout Payment Determination shall be final and binding upon the Parties and the Buyer’s calculation of the Earnout Payment will be final and binding upon the Parties.

(iii) If the Sellers’ Representative disputes any part of the Earnout Payment Determination, the Sellers’ Representative will so inform the Buyer in writing (the “Earnout Payment Determination Objection”) during the Earnout Payment Determination Review Period. The Earnout Payment Determination Objection will include all disputed items and describe the basis or bases of the objection for each item. If, and to the extent that, the Earnout Payment Determination Objection does not dispute the determination of one or more items reflected in the Earnout Payment Determination, the Buyer’s determination of such items will be final and binding upon the Parties.

(iv) Within thirty (30) days after the Buyer receives the Earnout Payment Determination Objection, the Parties will attempt in good faith to resolve all disputed items. If the Parties do not resolve all of the disputed items within the 30-day period, the remaining disputed items (collectively, the “Remaining Earnout Payment Disputed Items”) will be submitted to the Accounting Arbitrator.

(v) The Accounting Arbitrator will determine within sixty (60) days after the Accounting Arbitrator is engaged for purposes of this Section 1.7(d), on the basis of the standards set forth in this Section 1.7(d), and only with respect to the Remaining Earnout Payment Disputed Items, whether and to what extent, if any, the Remaining Earnout Payment Disputed Items require adjustment and the amount of the Earnout Payment. The Parties will make readily available to the Accounting Arbitrator all relevant books and records and work papers (including those of their respective accountants) in their respective possession or under their respective control relating to the calculation of the Earnout Payment (copies of any such materials and information shared by a Party with the Accounting Arbitrator also will be made available to the other Parties hereto). During such review period, no Party, nor any of their representatives, will communicate with the Accounting Arbitrator regarding its review and determination, unless the Party wishing to initiate such communication with the Accounting Arbitrator has first provided the other Party or Parties with at least five (5) Business Days prior written notice of the proposed communication and an opportunity for the other Party or Parties to be present for or otherwise participate in the communication. The determination of the Remaining Earnout Payment Disputed Items by the Accounting Arbitrator shall be based on whether such Remaining Earnout Payment Disputed Items have been calculated in accordance with the standards set forth in this Section 1.7(d), and the Accounting Arbitrator is not to make any other determination (i.e., not an independent review). The Accounting Arbitrator will calculate the Earnout Payment based on its final determination of the Remaining Earnout

Payment Disputed Items made under this Section 1.7(d), which shall be final and binding upon the Parties. The Accounting Arbitrator shall render its determination about the Remaining Earnout Payment Disputed Items and the amount of the Earnout Payment in a written report specifying the Accounting Arbitrator’s conclusions about each such disputed item and specifying the resulting Earnout Payment. The Accounting Arbitrator’s written report shall be accompanied by a statement of the Accounting Arbitrator that its decision was reached in accordance with the provisions of this Section 1.7(d). The fees, costs and expenses of the Accounting Arbitrator shall be paid pro rata by the Buyer, on the one hand, and Sellers, on the other hand, in relation to the proportional difference between the Accounting Arbitrator’s final determination of the Earnout Payment and the Buyer’s and the Sellers’ Representative respective determination of the Earnout Payment. Without limiting the foregoing, each of the Buyer and the Sellers shall indemnify and hold each other harmless from the other Party’s failure to pay its portion of the fees and expenses of the Accounting Arbitrator.

(e) Tax Characterization of Earnout Payment. For the avoidance of doubt, if applicable, the Earnout Payment made by the Buyer pursuant to this Section 1.7(e) shall be treated for federal income Tax purposes as additional purchase price for the Purchased Shares. The Parties hereby agree to file all Tax Returns and Tax informational statements on a basis consistent with such characterization.

(f) Related Earnout Payment Matters. The Parties understand and agree that (i) the contingent right to receive the Earnout Payment shall not be represented by any form of certificate or other instrument, is not guaranteed or secured in any fashion, is not transferable (except in the event of death of the recipient) and does not constitute an equity or ownership interest in Buyer or the Company, (ii) the Sellers shall not have any rights as a securityholder of the Buyer or the Company as a result of the contingent right to receive the Earnout Payment, (iii) no interest is payable with respect to the Earnout Payment and (iv) the right of each Seller to receive the Earnout Payment is not contingent on such Seller being employed by the Company.

(g) Post-Closing Activities. Except as otherwise provided herein, during each Earnout Period, the Buyer will, and will cause the Company to, comply with the following provisions: (i) neither Buyer nor the Company shall take any action in bad faith which has the primary purpose of reducing the payment of the Earnout Payment to the Sellers; and (ii) in order to permit accurate measurement of the Earnout Payment, the Buyer shall treat the Company’s business as an independent business unit for recordkeeping and accounting purposes. Except as set forth in this Agreement, nothing set forth in this Section 0 shall prevent the Buyer, the Company or their Affiliates from (x) operating their businesses, including the Business, in their sole discretion and in the best interests of the Buyer, the Company, their Affiliates and their shareholders (including, without limitation, changing the name of the Company), or (y) conducting their businesses, including the Business, in accordance with their sole business judgment and, in connection therewith, making any decision that they determine to be reasonable. Notwithstanding the foregoing, it is the Buyer’s intent to not decrease any Company employee’s on-target earnings (which is the total of the employee’s base compensation and bonus, if any) until completion of the Year 2 Earnout Period. Additional information regarding Post-Closing Activities of the Company is set forth in Schedule 1.7(b).

1.8 Withholding Rights. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law (including under Section 1445 of the Code, if applicable). To the extent that amounts are so withheld by the Buyer in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to any Person in respect of which such deduction and withholding was made by the Buyer.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to each Seller that as of the date hereof:

2.1 Organization; Qualification; Power and Authorization. The Buyer is an entity, validly existing and in good standing under the Laws of its jurisdiction of formation. The Buyer has the requisite entity power and authority necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. The Buyer’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by the Buyer and no other entity proceeding on the part of the Buyer is necessary to authorize the Transaction Documents and the Transactions, and the Buyer has duly executed and delivered this Agreement and each other Transaction Document to which it is a party.

2.2 Binding Effect and Noncontravention.

(a) Assuming due and valid authorization, execution and delivery by the other Parties, each Transaction Document to which the Buyer is a party constitutes a valid and binding obligation of Buyer enforceable against the Buyer in accordance with its terms.

(b) The execution, delivery and performance by the Buyer of the Transaction Documents to which the Buyer is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a violation or breach of the terms, conditions or provisions of the charter or bylaws (or similar governing documents) of the Buyer; (ii) result in the imposition of any Lien upon any of the properties or assets of the Buyer; (iii) conflict with, result in a violation of, result in a breach of, or constitute a default under, or give rise to any rights of notice, payment, termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, any of the terms, conditions or provisions of any Law or Order or any material Contract to which the Buyer or any of its properties or assets is subject; or (iv) require any authorization, consent or approval of or by any Government Entity, except in the cases of subsections (ii), (iii) and (iv) where such would materially adversely affect the ability of the Buyer to consummate the Transactions.

2.3 Broker Fees. Except for payment to The Chesapeake Group, the Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Sellers could become liable or obligated.

2.4 Investment. The Buyer is acquiring the Purchased Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof. The Buyer shall not offer to sell or otherwise dispose of the Purchased Shares in violation of any Law applicable to any such offer, sale or other disposition. The Buyer acknowledges that (a) the Purchased Shares have not been registered under the Securities Act, or any state securities Laws; (b) there is no public market for the Purchased Shares and there can be no assurance that a public market will develop; and (c) the Buyer must bear the economic risk of its investment in the Purchased Shares for an indefinite period of time. The Buyer is an “accredited investor” within the meaning of Rule 501 of the Securities Act as presently in effect and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring and holding the Purchased Shares.

2.5 No Litigation. There is no Action or Proceeding pending or, to the Buyer’s knowledge, threatened against the Buyer or its respective properties, assets or businesses, or Order to which the Buyer is subject which challenge or seek to prevent, enjoin or otherwise delay the Transactions.

2.6 Financing. The Buyer has sufficient funds to pay the Closing Amount at the time of the Closing.

Article 3

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLERS

Except as set forth on the Seller Disclosure Schedule, each Seller (solely with respect to himself or itself), severally and not jointly, hereby represents and warrants to the Buyer the following as of the date hereof:

3.1 Organization; Power and Authorization. Each Seller is an individual residing in the State of Illinois. Each Seller has the capacity or authority, as applicable, to enter in to, deliver and perform their obligations pursuant to each of the Transaction Documents to which such Seller is a party, and such Seller’s execution, delivery and performance of each Transaction Document to which such Seller is a party has been duly authorized by such Seller, as applicable, and no other proceeding on the part of such Seller is necessary to authorize the Transaction Documents and the Transactions, and such Seller has duly executed and delivered this Agreement and each other Transaction Document to which it is a party.

3.2 Binding Effect and Noncontravention.

(a) Assuming due and valid authorization, execution and delivery by the Buyer, each Transaction Document to which each Seller is a party constitutes, or when executed will constitute, a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at Law or in equity).

(b) Except as otherwise set forth on Section 3.2(b) of the Seller Disclosure Schedule, the execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is a party and the consummation of Transactions do not and shall not (with or without notice or lapse of time or both): (i) result in the imposition of any Lien upon any of the properties or assets of such Seller or the Company; (ii) conflict with, result in a violation of, result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of notice, payment, termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, any of the terms, conditions or provisions of any Law, Permit, Order or Contract to which such Seller or any of its properties or assets is subject; or (iii) require any authorization, consent or approval of or by any Government Entity, except in the cases of subsection (ii) where such would materially adversely affect the ability of the Seller to consummate the Transactions.

3.3 Purchased Shares. Each Seller solely holds beneficially and of record and has and, at the Closing, the Buyer will acquire, good, valid and marketable title to all of the Purchased Shares set forth next to such Seller’s name on Section 4.3 of the Company Disclosure Schedule, free and clear of any and all Liens, other than those imposed by or arising out of state or federal securities Laws. No Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Purchased Shares that will survive the Closing Date.

3.4 Litigation and Governmental Order. There is no, and in the last five (5) years there has not been any, Action or Proceeding pending or, to the Company’s Knowledge, threatened against or involving either Seller that relates to the Company, the Business or the assets of the Company. No Seller is subject to any Order that relates to the Company, the Business or the assets of the Company.

3.5 No Foreign Persons. Neither Seller is a “foreign person” as such term is described in Section 1445 of the Code.

3.6 Broker Fees. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, no Seller has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Buyer or the Company could become liable or obligated.

Article 4

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Except as set forth on the Company Disclosure Schedule, the Sellers hereby, jointly and severally, represent and warrant to the Buyer the following as of the date hereof:

4.1 Organization; Qualification; Power and Authorization. The Company is a legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. The Company has the requisite entity power and authority necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All acts and other proceedings required to be taken by the Company to authorize its execution and delivery of this Agreement and/or the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions have been duly taken. The execution, delivery and performance of each Transaction Document by the Company to which it is a party has been duly authorized by the Company, and the Company will have, as of the Closing Date, duly executed and delivered each Transaction Document to which it is a party. True, correct and complete copies of the organizational documents of the Company, each as amended and in effect as of the date of this Agreement, have been provided to the Buyer. Section 4.1 of the Company Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business and the Company is duly qualified to do business and is in good standing as a foreign corporation or other entity, as applicable, in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it require such qualification.

4.2 Binding Effect and Noncontravention.

(a) Assuming due and valid authorization, execution and delivery by the Buyer, each Transaction Document to which the Company is a party constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at Law or in equity).

(b) Except as otherwise set forth on Section 4.2(b) of the Company Disclosure Schedule, the execution, delivery, and performance by the Company of the Transaction Documents to which it is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both): (i) conflict with or result in a violation or breach of the terms, conditions, or provisions of the Governing Documents of the Company; (ii) result in the imposition of any Lien upon any of the properties or assets of the Company; (iii) conflict with, result in a violation of, result in a breach of, or constitute a default under, or give rise to any rights of notice, payment, termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, any of the terms, conditions or provisions of any Law, Permit, Order or Contract to which the Company or any of its properties or assets is subject; or (iv) require any authorization, consent or approval of or by any Government Entity.

4.3 Capitalization; Subsidiaries.

(a) The amount of authorized and the amount of issued and outstanding Equity Securities of the Company are set forth on Section 4.3(a) of the Company Disclosure Schedule. All of the issued and outstanding Equity Securities of the Company are validly issued, fully paid and non-assessable and are held of record and beneficially by the Persons set forth on Section 4.3(a) of the Company Disclosure Schedule, free and clear of all Liens, and they are not subject to any preemptive, subscription or similar rights or restrictions on transfer. Except as set forth on Section 4.3(a) of the Company Disclosure Schedule and as set forth in the Employee Equity Agreements, there are no (i) issued or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become issued any of its Equity Securities; or (ii) bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the owners of Equity Securities of the Company may vote. Except as set forth on Section 4.3(a) of the Company Disclosure Schedule and as set forth in the Employee Agreements, there are no issued or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Except as set forth on Section 4.3(a) of the Company Disclosure Schedule, there are no equityholder agreements, buy-sell agreements, voting trusts, proxies or other agreements in effect with respect to the voting or transfer of any Equity Securities of the Company, including the Purchased Shares.

(b) The Company has no subsidiaries or holds, directly or indirectly, any Equity Securities in any Person.

4.4 Financial Statements.

(a) Section 4.4(a) of the Company Disclosure Schedule sets forth true, correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”):

(i) audited balance sheet and related statements of income and changes in equity and cash flows for each of the fiscal years ended December 31, 2018, and December 31, 2019; and

(ii) unaudited balance sheet as of August 31, 2020 (the “Latest Balance Sheet”) and the related unaudited statements of income, changes in equityholders’ and cash flows as prepared by management for the eight (8) month period then ended.

(b) Except as set forth on Section 4.4(b) of the Company Disclosure Schedule, each Financial Statement (including the notes thereto) has been prepared in accordance with GAAP, consistently applied, and fairly presents the financial condition of the Company as of the respective dates thereof and the results of the Company’s operations for the periods specified, except as expressly disclosed therein; provided that the unaudited Financial Statements are subject to normal fiscal year end audit adjustments none of which, individually or in the aggregate, are material.

(c) Except as set forth in Section 4.4(c) of the Company Disclosure Schedule, all accounts and notes receivable of the Company that are reflected on the Financial Statements and all accounts and notes receivable of the Company arising subsequent to the date of the Latest Balance Sheet represent valid and collectable obligations arising from transactions actually made or services actually performed in the ordinary and usual course of business. All of the accounts receivable are current and collectible in full within ninety (90) days after billing, except to the extent expressly reserved against on the Financial Statements. There is no contest, claim or right of set-off, other than discounts in the ordinary course of Business, under any Contract with any obligor of accounts receivable relating to the amount or validity of such accounts receivable. Section 4.4(c) of the Company Disclosure Schedule sets forth the aging of all accounts receivable as of the Latest Balance Sheet date.

(d) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains internal accounting controls that provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s authorization; and (iv) the reporting of its assets is compared with existing assets at regular intervals.

(e) All accounts, books, ledgers and financial information of the Company, whether maintained in written, printed or electronic form (in accordance in with applicable Laws): (i) are in the possession or control of the Company; and (ii) have been properly maintained in all material respects and contain records and explanations of all material transactions and Contracts entered into by the Company and comply with all applicable Laws.

(f) Other than as set forth on Section 4.4(f) of the Company Disclosure Schedule, the Company has no Indebtedness.

4.5 Undisclosed Liabilities. Except as set forth on Section 4.5 of the Company Disclosure Schedule, the Company does not have any Liabilities of any kind whatsoever and no condition, situation or set of circumstances exists which would be expected to result in a Liability, other than (a) Liabilities adequately and expressly reflected and reserved for in the Financial Statements, (b) Liabilities incurred in the ordinary and usual course of business consistent with past practices since December 31, 2019, which, individually or in the aggregate, are not material, or (c) Liabilities represented by Contracts (x) that are disclosed in the Company Disclosure Schedule or (y) that, in accordance with the provisions of this Agreement, do not need to be disclosed in the Company Disclosure Schedule but have been entered into in the ordinary course of business consistent with past practice, but only to the extent that the Company is not in breach or violation of such Contract.

4.6 Events Subsequent to the Latest Year End. Except as set forth on Section 4.6 of the Company Disclosure Schedule, between December 31, 2019, and the date hereof, (a) the Company has conducted its business only in the ordinary and usual course consistent with past practice, (b) there has not been, occurred or arisen any event or condition of any kind or character that has had, or is reasonably expected to have, a Company Material Adverse Change, (c) the Company has not suffered any damage, destruction or other casualty loss, or forfeiture of, any property or assets, whether or not covered by insurance, that is material to the operation of the business of the Company, and (d) there has not been, occurred or arisen:

(i) any material change in the Company’s business policies or practices including those pertaining to advertising, investments, capital expenditure, marketing, pricing, inventory, accounting, accounts receivable, accounts payable, purchasing, personnel, sales, warranty, budget or vendors;

(ii) any cancellation, compromise, release or waiver of any debts or any rights or claims of the Company;

(iii) amendment or termination of any Material Contract, except in the ordinary course of business consist with the past practice;

(iv) any issuance of (A) Equity Securities of the Company, (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company or (C) any notes, bonds or other debt security;

(v) any declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any Equity Securities of the Company, or any redemption, repurchase or other acquisition by the Company of any Equity Security;

(vi) any sale, transfer or other disposition of the Company’s assets (real, personal or mixed, tangible or intangible), except for sales of inventory in the ordinary and usual course of business consistent with past practice;

(vii) any sale, assignment, transfer, lease, license, permission to lapse, cancellation, abandonment or other disposition, or agreement to sell, assign, transfer, lease, license, permit to lapse, cancel, abandon or otherwise dispose of, any of the Intellectual Property Assets owned by the Company or licensed to the Company;

(viii) any acquisition (by merger, consolidation or other combination, or acquisition of equity or assets or otherwise) by the Company of any corporation, partnership or other business entity or Person, or any division or assets thereof, or of any assets or property outside of the ordinary course of business;

(ix) any mortgage, pledge, or other grant, imposition, permission or allowance of any Lien of or on the Company’s assets or its Equity Securities;

(x) any grant of any options or rights to enter into any agreement to acquire, dispose of, or transfer any interest in real property or any modification, assignment or termination of any lease or sublease or license regarding any Real Property Lease or any portion thereof;

(xi) any write down in the value of any inventories of the Company or any writing off as uncollectible of any accounts receivable of the Company;

(xii) (A) any termination of employment of any employee of the Company or the service of any independent contractor of the Company or (B) any hiring of any employee or engagement of any independent contractor, in each case, outside of the ordinary course of business;

(xiii) any commencement of or settlement, compromise or agreement to settle or compromise any Action or Proceeding by or before any Government Entity involving the Company;

(xiv) any capital expenditure (or series of related capital expenditures) of the Company involving more than $20,000, or any postponement or delay of any capital expenditures otherwise planned or budgeted for the current fiscal year;

(xv) any change in any method of financial or Tax accounting or any financial or Tax accounting practice;

(xvi) any grant or extension of any power of attorney;

(xvii) any agreement to act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or similar capacity in respect of any obligation of any Person; or

(xviii) any agreement to take any actions specified in this Section 4.6.

4.7 Tangible Assets. The Company has good and valid title to, or a valid leasehold interest in, the tangible assets reflected on the Latest Balance Sheet as owned or leased by it or acquired since the date thereof (other than assets disposed of in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet), free and clear of any and all Liens other than Permitted Liens. The tangible personal property and assets of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such property and assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The tangible personal property and assets of the Company currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

4.8 Compliance with Laws; Permits.

(a) The Company is and within the five (5) year period prior to the date of this Agreement has been, in compliance with all Laws and Orders applicable to the Company and their assets. Except as specified on Section 4.8(a) of the Company Disclosure Schedule, the Company has not received written or, to the Company’s Knowledge, oral notice alleging any violations of applicable Laws within the five (5) year period prior to the date of this Agreement.

(b) The Company has in effect all Permits necessary for it to own, lease, operate or use its assets and properties and to carry on its business as now conducted. All such Permits of the Company are in full force and effect, and all of such Permits will continue to be in full force and effect immediately following the consummation of the Transactions. The Company is in compliance in all material respects with all such Permits. No Action or Proceeding is pending or, to the Company’s Knowledge, threatened to revoke or limit any Permit.

4.9 Tax Matters.

(a) Except as set forth on Section 4.9(a) of the Company Disclosure Schedule, the Company (i) has timely filed with the appropriate Tax authority all Tax Returns that are required to be filed by it in accordance with all applicable Laws and all such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid to the appropriate Tax authority all Taxes due and payable, whether or not such Taxes are shown as due and payable on any Tax Return, and has correctly withheld and timely paid over to the appropriate Tax authority all Taxes that it is required to withhold from amounts paid or owing to any employee, independent contract, creditor, stockholder, member or other Person.

(b) Except as set forth on Section 4.9(b) of the Company Disclosure Schedule, the Company (i) has not waived or requested a waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; and (ii) is not currently the beneficiary of any extension of time within which to file any Tax Return.

(c) No Tax authority has asserted or proposed that the Company is or may be responsible for the payment of any additional Taxes for any period.

(d) The Company has made available to the Buyer true and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company for the three (3) year period prior to the date of this Agreement. There are no audits, examinations or other administrative or judicial proceedings currently ongoing, pending, or proposed with respect to any Taxes of the Company, and the Company has not received any notice threatening any such audit, examination or proceeding. There are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company. No power of attorney that would be in force after the Closing Date has been granted by or with respect to the Company with respect to any matter relating to Taxes.

(e) No claim has been made by any Taxing authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by, or be required to file a Tax Return in, such jurisdiction.

(f) The Company is not a party to any tax allocation or tax sharing agreement, Tax indemnity obligation, or other contract or practice with respect to Taxes (including any advance pricing agreement, Tax closing agreement or other agreement relating to Taxes with any taxing authority). The Company (i) has never been a member of an Affiliated Group filing a consolidated federal Tax Return and (ii) has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, by operation of Law or otherwise.

(g) The Company has not agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code (or any similar provision of applicable state, local or foreign Law) by reason of a change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of applicable income Tax Law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) adjustment under Section 482 of the Code (or any similar provision of applicable state, local or foreign Law); (v) election under Section 108(i) of the Code; or (vi) application of Section 965 of the Code. The Company is not required to make any payments after the Closing due to an election under Section 965 of the Code.

(h) The Company has never been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) or the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code).

(i) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to the Company or entered into or issued by any Taxing authority with respect to Taxes of the Company.

(k) The Company has never participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) All transactions entered into by the Company have been entered into on an arm’s length basis, and the Company has, if applicable, prepared transfer pricing documentation in accordance with applicable Tax Law.

(m) The Company is not a resident for Tax purposes of, nor has a branch, permanent establishment, fixed place of business, agency or other Tax presence in, any country other than the United States.

(n) The Company does not own shares of any controlled foreign corporations as described in Section 957 of the Code or passive foreign investment companies as described in Section 1297 of the Code.

(o) There are no Liens (other than Permitted Liens) for Taxes against any assets of the Company.

(p) The Company is and has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and applicable provisions of state and local Law) at all times since its formation.

(q) At all times since its formation and up to and including the Closing Date, (i) all shareholders of the Company have been permitted shareholders of a “small business corporation” within the meaning of Section 1361(b)(1)(B) of the Code and (ii) all distributions from the Company to its shareholders have been made in a manner such that at all times during such period the Company had no more than one class of stock within the meaning of Section 1361 of the Code and the Treasury Regulations thereunder.

(r) The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election. The Company has not in the past 5 years (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

4.10 Environmental Matters. To the Company’s Knowledge, the Company is in compliance in all material respects with all applicable Environmental Laws. The Company has not received written or, to the Company’s Knowledge, oral notice of actual or alleged violations of applicable Environmental Laws, except where such violation has been fully resolved. There is no Action or Proceeding pending or, to the Company’s Knowledge, threatened against the Company pursuant to Environmental Laws. The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, produced or processed any Hazardous Materials at or upon any Leased Real Property of the Company, except in material compliance with all applicable Environmental Laws. There are no present or past actions, activities, circumstances, conditions, events or incidents, including the presence of any Hazardous Material which could form the basis of any Actions or Proceedings under Environmental Laws against the Company or any Person whose Liability for any such matters the Company has or may have retained or assumed either contractually or by operation of Law. The Company has provided to the Buyer copies and results of any reports, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), correspondence, studies, or analyses in the possession of or reasonably available to the Sellers or the Company: (i) any unresolved Liabilities under Environmental Laws; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s compliance with applicable Environmental Laws.

4.11 Intellectual Property.

(a) The term “Intellectual Property Assets” means all Company IP and Licensed IP by the Company, including:

(i) the Company’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii) all patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and inventions continuation-in-parts thereof and discoveries that may be patentable improvements thereto (collectively, “Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works and applications for registration thereof (collectively, “Copyrights”);

(iv) Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, research and development information, drawings, flow charts, processes ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and Supplier lists and information) (“Trade Secrets”);

(v) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith (“Trademarks”);

(vi) all right, title and interest in all computer software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing) (“Software”);

(vii) all rights in internet web sites and internet domain names presently used by the Company (collectively, “Net Names”);

(viii) any other Intellectual Property rights or other proprietary rights of the Company; and

(ix) all rights to use all of the foregoing forever, in all countries.

(b) Company Products. Section 4.11(b) of the Company Disclosure Schedule contains a complete and accurate list of each Company Product;

(c) Licensed IP Contracts. Section 4.11(c) of the Company Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid, owed or received by the Company and the Company has delivered to the Buyer accurate and complete copies, of all Licensed IP Contracts other than licenses for generally publicly, commercially available off-the-shelf software for an annual or one-time license fee of no more than $5,000 in the aggregate used solely for the internal business operations of the Company (excluding any software that is integrated into or distributed with any Company Product distributed, licensed, sold or otherwise offered by the Company ). There are no outstanding amounts due or disagreements with respect to any Licensed IP Contract. Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, the Company does not sublicense or makes available for use or access to any Licensed IP. No Intellectual Property Asset is subject to a source code escrow agreement or source code license agreement. To the Company’s Knowledge, no Action involving any Licensed IP is pending or has been threatened, except for any such claim or Action that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Licensed IP by the Company; or (B) the development, use, distribution, provision, delivery, licensing or sale of any Company Product .

(d) Company IP Contracts. Section 4.11(d) of the Company Disclosure Schedule sets forth a true and correct list of each Company IP Contract, other than: (A) nonexclusive licenses pursuant to Standard Form IP Contracts that have been entered into in the ordinary course of business and for which the total payments that have been paid or are owed to the Company thereunder do not exceed $50,000 in any case; (B) rights granted to employees or vendors to use Company IP for the sole benefit of the Company; and (C) nondisclosure agreements that have been entered into in the ordinary course of business and do not materially differ in substance from the applicable Standard Form IP Contract and under which any Company Trade Secret is subject to perpetual confidentiality obligations by the receiving party.

(e) Marks.

(i) Section 4.11(e) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Marks, including all related pending applications and registered Marks.

(ii) All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, no Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to the Company’s Knowledge, no such action is threatened with respect to any of the Marks.

(iv) Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, to the Company’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(v) Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, no Mark is infringed or, to the Company’s Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(vi) All products and materials containing a Mark bear a notice of rights (such as TM or SM designation) or the proper federal registration notice where permitted by law.

(f) Patents.

(i) Section 4.11(f) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Patents, including all related pending applications and issued Patents.

(ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Company’s Knowledge, there is no potentially interfering Patent or Patent application of any third party.

(iv) Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, no Patent is infringed or, to the Company’s Knowledge, has been challenged or threatened in any way, and (B) none of the services rendered or sold in connection with the , nor any process or know-how used, by the Company infringes or is alleged to infringe any Patent or other proprietary right of any other Person.

(g) Copyrights.

(i) Section 4.11(g) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights.

(ii) All of the registered Copyrights are currently in compliance with formal any Law, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(iii) No Copyright is infringed or, to the Company’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based upon the work of any other Person.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(h) Trade Secrets.

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.

(ii) The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by the Company of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Company standard form, and all current and former employees and contractors of the Company has executed such an agreement).

(iii) The Company has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to the Company’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(i) Net Names.

(i) Section 4.11(i) of the Company Disclosure Schedule contains a complete and accurate list and summary description of internet web sites and internet domain names presently used by the Company (collectively, “Net Names”).

(ii) All Net Names have been registered in the name of the Company and are in compliance with all Law.

(iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Company’s Knowledge, no such action is threatened with respect to any Net Name.

(iv) To the Company’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(v) No Net Name is infringed or, to the Company’s Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(j) None of the Intellectual Property Assets, or the conduct of the Business, as operated or conducted in the past or as currently operated or conducted would result in a valid basis for a claim by any Person related to invasion of privacy, right of publicity, defamation, infringement of moral rights, violation of HIPAA or any similar state laws, or any other causes of action arising out of the use, adaptation, modification, reproduction, distribution, sale, or exhibition of the Intellectual Property Assets.

(k) Section 4.11(k) of the Company Disclosure Schedule sets forth a list of each Standard Form IP Contract.

(l) Software. All Software owned, licensed or used by the Company (other than commonly available, noncustomized third-party software licensed to the Company for internal use on a nonexclusive basis) is listed in Sections 4.11(c), 4.11(f) and 4.11(h). The Company has all rights necessary to use all copies of all Software used by the Company.

(m) Ownership and Sufficiency of Intellectual Property Assets.

(i) Except as set forth in Section 4.11(m) of the Company Disclosure Schedule, the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. The Company solely and exclusively owns all right, title and interest in the Company IP free and clear of any Liens other than in respect of Company IP Contracts.

(ii) each Person (including each Company founder, employee, vendor and any other third party) (A) that is or was involved in the authorship, invention, creation, conception, development, modification or improvement of any Intellectual Property Assets for, or on behalf of, or in contemplation of the Company, or (B) from which the Company has otherwise acquired or purported to acquire ownership of any Intellectual Property rights (each such Person, a “Contributor”), has entered into a valid and enforceable written agreement (1) sufficient to irrevocably assign to the Company all such Intellectual Property rights (including the right to seek past and future damages with respect thereto); (2) containing a waiver of to the extent not prohibited under applicable Law; and (3) containing confidentiality provisions protecting such Intellectual Property Assets.

(iii) All amounts payable by the Company to all Contributors have been paid in full except for employee wages to be paid on the Company’s next regular pay date and independent contractor’s fees that are not past due under the applicable Contract; (B) no additional compensation or royalties are due to any Person for the use of any Company IP; and

(C) no Contributor or other employee has made any written assertions with respect to any alleged ownership or right in any Company IP or Company Product.

(iv) To the Company’s Knowledge, no Contributor, or former or concurrent employer of any Contributor, has any claim, right or interest (including the right to obtain any claim, right or interest) to or in any Company IP, and no Intellectual Property rights authored, invented, created, conceived, or developed for or on behalf of the Company, by a Contributor is subject to any Contract with any former or concurrent employer or other Person.

(v) To the Company’s Knowledge, no Contributor is in breach of any Contract with any former or concurrent employer or other Person concerning Intellectual Property rights, confidentiality or noncompetition.

(vi) To the Company’s Knowledge, no funding, facilities, resources or personnel of any Government Entity or any research or educational institution were used in the development or creation of any Company IP, and no Contributor has performed services for any Government Entity or any research or educational institution during a period of time during which such Contributor was also performing services for the Company.

(vii) The Company has taken reasonable steps to maintain the confidentiality of all proprietary information held by the Company, or purported to be held by the Company, as a Trade Secret, including any confidential information or Trade Secrets provided to the Company by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or, to the Company’s Knowledge , has actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information. Without limiting the generality of the foregoing, the Company has and enforces a policy requiring each employee to execute the Company’s Employee Confidentiality and Non-Competition Agreement] (copies of which have been made available to the Buyer ), which are sufficient to protect the Company’s Trade Secrets and the Trade Secrets provided to the Company by any Person, and all employees have executed such or substantially similar agreements.

(viii) The Company has not: (A) assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property right to any other Person or (B) permitted any Person to retain any exclusive rights or joint ownership of any Intellectual Property rights that are or were at the time Company IP.

(ix) No Person that has licensed, granted any right or covenant not to sue to, or otherwise provided Licensed IP to the Company has retained or obtained ownership of, or any license or rights to, any Intellectual Property rights in any enhancement, improvement or derivative work to or of such Licensed IP that are made solely by the Company, or jointly by the Company together with any Person.

(x) There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar obligations, other than the Company IP Contracts that do or may: (A) restrict the rights of the Company to use, transfer, license or enforce any Company IP; (B) restrict the conduct of the business of, including any payments by or conditions on, the Company in order to accommodate a third party’s Intellectual Property rights; or (C) grant any third party any right with respect to any Company IP.

(xi) The Company has the exclusive right to bring an Action against a third party for infringement or misappropriation of the Company IP.

(n) Effect of the Transaction. Neither the execution, delivery nor performance of this Agreement nor the consummation of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare, under any Contract to which the Company is bound or purported to be bound: (i) a loss of, or Lien on, any Company IP; (ii) a breach of any Licensed IP Contract or Company IP Contract; (iii) the release, disclosure or delivery of any source code of Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under to, or in any of the Company IP; (v) payment of any royalties or other license fees with respect to Intellectual Property of any other Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby; or (vi) any non-compete or other material restriction or limitation on the operation of the Business.

(o) Product Claims. To the Company’s Knowledge, Section 4.11(o) of the Disclosure Schedules sets forth all material information relating to any problem or issue (including the nature of the problem or issue and the Company Product to which it relates) with respect to any of the Company Product which does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Company Product, including any issues with regard to identification, protection and loss prevention of sensitive data by users of the Company Product. To the Company’s Knowledge, no material claim or complaint has been made by any Person, or is pending, against the Company and no notice of any such claim or complaint has been received by the Company, with respect to any Company Product (including with respect to any delay, defect, deficiency of any product or quality of any service) or with respect to the breach of any agreement (including any Company IP Contract) under which such Company Product has been supplied or provided, and to the Company’s Knowledge, there is no reasonable basis for any present or future such complaint or claim. Each Company Product (including any service provided) has been and is in material conformity with all applicable contractual commitments and all express and implied warranties and specifications. Without limiting the generality of the foregoing, all installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed in material conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Laws. The Company has not been, and, to the Company’s Knowledge, is not required to recall any Company Product.

4.12 Information Technology.

(a) All Information Technology is either owned by, or leased or licensed to, the Company, and that Information Technology is adequate for the operations of the Business. As of the date hereof, no notice of defect has been sent or received by the Company in respect of any license or lease under which it receives a right to use any Information Technology. The Information Technology owned or leased by the Company has the capacity and performance necessary to fulfill the requirements that it currently performs for the Business. All of the Information Technology owned by the Company is held by it as the sole, legal and beneficial owner and is held free of all Liens or any other similar third-party rights or interests.

(b) The Company does not maintain a disaster recovery plan. There has been no material issue in relation to the Information Technology used by the Company (including issues relating to computer hardware and computer software), including by way of interrupted service, bugs, worms, trojans, viruses or other malware), nor have such issues hindered the conduct of the Business.

(c) The Company does not have adequate procedures in place to ensure internal and external security of the Information Technology and data used or held for use in the Business. There have been no security breaches in the Information Technology systems used by the Company.

(d) The Company in possession of a complete copy of the source code to any Software in which it owns the Copyright and no third party has a copy of that source code.

(e) No Software used or held for use in the Company’s business is subject to the terms of any “open source” or other similar license that provides for any source code of such Software to be disclosed, licensed, publicly distributed or dedicated to the public.

4.13 Privacy and Personal Data.

(a) Section 4.13(a) of the Company Disclosure Schedule describes the categories of Personal Data at any time collected or obtained by or for the Company or used, analyzed, scanned, transmitted, or otherwise processed by or for the Company (including on behalf of its customers or users) and identifies all current Company Databases, the types of Personal Data and Company Product Data in each such Company Database, the means by which the Personal Data and Company Product Data in such Company Databases was collected or obtained, and the security policies that have been adopted and maintained with respect to such Company Databases. No material breach or violation of any such security policy has occurred or, to the Company’s Knowledge, is threatened. There has been no material loss, damage, or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of the Personal Data or other data or information in any Company Databases that would require notification to a regulatory authority under any Law.

(b) Section 4.13(b) of the Company Disclosure Schedule identifies each Company Privacy Policy in effect since January 1, 2020, and identifies the period of time during which such Company Privacy Policy has been, or was, in effect. The Company has posted the applicable Privacy Policy on or otherwise provided (including to all customers of the Company) in connection with each Company Product in a manner available to visitors and current customers. Each Company Privacy Policy has been made available to the Buyer. The Company has, in the last three (3) years, complied in all material respects with: (i) all Company Privacy Policies and (ii) all Privacy Legal Requirements. The Company has at all times complied in all material respects with any privacy or data protection related obligations under the terms of any agreements to which the Company is a party or which otherwise bind the Company, or to which the Company previously was a party or under which the Company otherwise was bound. Section 4.13(b) of the Company Disclosure Schedule accurately identifies (and the Company has made available a true, correct and complete copy of) each letter or other written or electronic communication that has been sent or otherwise delivered by or to the Company regarding any actual, alleged or suspected violation of any Privacy Legal Requirement by the Company or any Person performing for the Company, any of their respective customers or users (to the extent relating to a Company Product or any activities of any Person performing for the Company) or any Company Product, and provides a brief description of the current status of the matter referred to in such letter or communication. To the Company’s Knowledge, there is no complaint to, or any audit, proceeding, investigation (formal or informal) or Action, in each case, currently pending against the Company or, to the Company’s Knowledge, any of its vendors, consultants, contractors, subcontractors or customers (in the case of vendors, consultants, contractors, subcontractors or customers, to the extent relating to any Company Product) by any individual, private or other third party, the U.S. Federal Trade Commission, any state attorney general or any other Governmental Entity, with respect to the collection, obtainment, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, analysis, scanning other processing or security of any Personal Data or Company Product Data by the Company. There has been no Order or government or third party settlement directly relating to the collection, obtainment, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, analysis, scanning other processing or security of any Personal Data or Company Product Data by the Company.

4.14 Real Estate.

(a) Section 4.14(a) of the Company Disclosure Schedule includes an accurate and complete list of all real property leases, subleases, licenses or other agreements under which the Company or to which the Company is a lessor, lessee, sub-lessor, or sub-lessee of or otherwise uses or occupies any real property (the “Real Property Leases”) including the address of each parcel of real property held pursuant to the Real Property Leases (the “Leased Real Property” and the improvements and fixtures thereon, the “Leasehold Improvements”). The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens, and the Company enjoys a right of quiet possession with respect to such Leased Real Property. No default by the Company, or, to the Knowledge of the Company, the applicable lessor, exists under any Real Property Leases and each Real Property Lease is in full force and effect and is legal, valid, binding and enforceable (assuming the enforceability against all other parties to such lease or sublease) in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at Law or in equity). The Closing hereunder shall not constitute a default under any Real Property Lease. The Company does not owe any brokerage commissions or finder’s fees with respect to any Real Property Lease and no brokerage commission or finder’s fee will be payable with respect to the exercise of any renewal or extension of the term of any Real Property Lease. The Company has not leased, subleased or otherwise granted to any Person the right or option to use or occupy any Leased Real Property or any portion thereof or assigned or encumbered all or any portion of its interest in any Leased

Real Property. No Representative or Affiliate of the Company owns, directly or indirectly, any interest in or has any right to occupy or use any Leased Real Property.

(b) There are no adverse parties or parties other than the Company (or the applicable fee owner of the Leased Real Property) that are in possession of any Real Property or the improvements thereon or any portion or portions thereof. The Leased Real Property constitutes all real property currently used or occupied by the Company and is adequate for the conduct of the Business as conducted as of the date hereof.

(c) There are no pending or, to the Company’s Knowledge, proposed eminent domain or condemnation proceedings with respect to any of the Leased Real Property by any Government Entity. All Permits required by any Government Entity for the management, occupancy, leasing and operation of each of the Leased Real Properties are in full force and effect. Except as otherwise set forth on Section 4.14(b) of the Company Disclosure Schedule, there are no Contracts (other than the Real Property Leases) entered into by the Company or any of the Company’s Representatives relating to the management, parking, operation, maintenance or repair of all or any of the Real Property that have a material monetary obligation and are not cancelable without penalty by the Company upon notice of thirty (30) days or less

4.15 Litigation and Orders. Except as set forth Section 4.15 of the Company Disclosure Schedule, there is no, and in the last five (5) years there has not been any, Action or Proceeding pending or, to the Company’s Knowledge, threatened against or involving the Company, the Business or the assets of the Company (or pending or, to the Company’s Knowledge, threatened against any of Sellers or the officers, directors or employees of the Company related to the Company, the Business or the assets of the Company). The Company, the Business and the assets of the Company are not subject to or bound by any Order.

4.16 Employee and Labor Relations.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all current employees of the Company, including for each such employee: (i) date of hire, (ii) the position or job title of each employee, (iii) exempt/nonexempt from overtime Fair Labor Standards Act status, (iv) whether such employee is full or part time, (iv) work location, (v) leave of absence status (if applicable), (vi) visa category or work permit (if applicable), (vii) each Employee Benefit Plan in which they participate; (viii) hourly wage or salary information, fringe benefits, bonus/incentive opportunity for the current year, and any accrued vacation, sick or PTO leave for such employees, and any changes from the prior fiscal year, and (ix) any outstanding loans or advances made to such employees. Except as set forth on Section 4.16(a) of the Company Disclosure Schedule, no employee is subject to any employment agreement and the employment of all employees is terminable at will by the Company without any penalty or severance obligation incurred by the Company. Except as disclosed on Section 4.16(a) of the Company Disclosure Schedule, the Company does not use temporary or staffing employees (“Temporary Employee”). To the Company’s Knowledge, there are no facts or circumstances that could cause any Temporary Employee to be deemed a permanent employee of the Company. Section 4.16(a) of the Company Disclosure Schedule provides a list of all employees who have separated employment within the past three (3) years, along with the reason. Section 4.16(a) of the Company Disclosure

Schedule provides a list of all independent contractors who are not currently providing services that have provided services along with amounts paid over the past three (3) years.

(b) Section 4.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all current individual independent contractors and consultants of the Company and describes: (i) the name of the individual or entity providing services; (ii) total annual compensation in 2019 and YTD 2020; (iii) list of projects currently in progress; (iv) whether a contract exists; (v) engagement terms, anticipated termination dates and any termination notice periods; (vi) nature of services; and (vii) location of services (by city, state and country). Except as disclosed on Section 4.16(b) of the Company Disclosure Schedule, no independent contractor or IRS Form 1099 status service provider has any basis to claim status as an employee of the Company. The Company has not incurred, and, to the Company’s Knowledge, no circumstances exist under which the Company would incur, any Liability arising from the misclassification of employees as independent consultants or contractors. The Company has accurately reported the compensation of each independent contractor on IRS Form 1099 or other applicable tax forms for independent contractors when required to do so.

(c) The Company has complied, in all material respects, with all applicable Laws relating to employment, including those laws and regulations governing employment practices, the terms and conditions of employment, compensation, payment of wages, overtime hours, wage and hour classification, equal opportunity, discrimination, harassment, retaliation, disability rights, child labor, collective bargaining, industrial relations, affirmative action, workers’ compensation, workplace safety, occupational health and safety, pay equity, employment or unemployment insurance, immigration and the withholding and payment of social security and other taxes, health and safety, labor relations and plant closings, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, Occupational Safety and Health Act, and Title VII of the Civil Rights Act of 1964, as amended, and similar state laws. The Company is not liable for any assessments, penalties, or other sums for failing to comply with any such Laws. All individuals characterized and treated by any Company as independent contractors or consultants are, and have been, properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are, and have been, properly classified in all material respects. The Company is not in receipt of or have notice of, and, to the Company’s Knowledge, there is no complaint, demand, charge or notice of audit or action or other legal or administrative proceeding, whether oral or in writing, against the Company pending, threatened to be brought or filed, by or with any Governmental Entity, court or arbitrator in connection with the employment of any current or former employee or the employment practices and policies of the Company. The Company is not delinquent in the payment of or has not otherwise failed to pay any current or former employees wages (including minimum wage, overtime, premium pay, meal breaks, or waiting time penalties), salaries, commissions, accrued vacations, bonuses, or other compensation for any services performed to which they would be entitled under Law or agreement, except to the extent that such amounts are not yet required by Law or Contract to be paid due to customary legally-compliant reasonable payroll practices or employer policies. The Company is not a party to or otherwise bound by any Order with any Governmental Entity relating to prospective, current or former employees or employment practices.

(d) There has not been pending or existing during the prior five (5) years any strike, slowdown, work stoppage, lockout or other labor dispute involving the Company or, to the Company’s Knowledge, any threats thereof.

(e) The Company is not party to or bound by any collective bargaining agreement or any other labor-related agreements or arrangements with any labor or trade union, works council, employee representative body or other labor organization (“Labor Organization”). There are no collective bargaining agreements or any other labor-related agreements or arrangements that pertain to any employees of the Company. No employees of the Company are represented by any Labor Organization with respect to their employment with the Company. To the Company’s Knowledge, there have not been any applications or petitions for an election of or for certification of a collective bargaining agent relating to the Company or the Company’s employees.

(f) To the Company’s Knowledge, there is no pending charge filed against the Company with the Equal Employment Opportunity Commission or similar Government Entity.

(g) To the Company’s Knowledge, no employee of the Company is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of trade secrets or proprietary information.

(h) To the Company’s Knowledge, no current employee of the Company intends to terminate his or her employment.

(i) In the last ten (10) years, no allegations of sexual harassment or sexual misconduct have been made against any officer, director or employee of the Company.

(j) The Company is in compliance with all obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar state or local Law,. The Company has not had any group layoffs of employees within ninety (90) calendar days prior to the Closing Date.

(k) All current employees of the Company are, and all former employees whose employment terminated, voluntarily or involuntarily, within three (3) years prior to the date of this Agreement were, legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”), to the extent required, for the employees hired prior to the date of this Agreement and has complied with the applicable anti-discrimination provisions of the IRCA. Further, at all times prior to the date of this Agreement, the Company was in material compliance with both the applicable employment verification provisions (including the paperwork and documentation requirements) and the applicable anti-discrimination provisions of IRCA.

4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each of the Employee Benefit Plans. The Company has made available to the Buyer complete and accurate copies of the following documents with respect to each Employee Benefit Plans: (i) the governing plan document and all amendments thereto (or, in the case of an unwritten Employee Benefit Plan, a written description thereof), and any related trust agreement, insurance contract or other funding arrangement, including all amendments thereto, (ii) the most recent summary plan description and any summaries of material modifications thereto, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), and (iv) the most recent IRS determination or opinion letter.

(b) No Employee Benefit Plan is, and none of the Company nor any ERISA Affiliate has established sponsors, maintains, contributes to or has any obligation to contribute to, or has in the past six (6) years established, sponsored, maintained, contributed to or had any obligation to contribute to: (i) a plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA,; (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (v) an arrangement providing post-employment welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or a similar state law.

(c) Each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and with applicable Laws, including ERISA and the Code. None of the Company nor, to the Company’s Knowledge, any other Person, has engaged in or been a party to a nonexempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Benefit Plan. There is no Action or Proceeding pending or, to the Company’s Knowledge, threatened with respect to any Employee Benefit Plan or the assets, fiduciaries or administrators thereof (other than routine claims for benefits in the ordinary course).

(d) Each Employee Benefit Plan intended to be tax-qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(e) The Company has complied in all respects with Section 409A of the Code with respect to any compensation paid or payable pursuant to any Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). The Company is not a party to, or otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to such Taxes).

(f) Except as set forth in Section 4.17(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the completion of the Transactions (whether alone or in connection with any subsequent event), could reasonably be expected to (i) give rise to any Liability or increase the amount of compensation or benefits due to any employee or other individual service provider of the Company, (ii) result in the acceleration of the time of payment, the creation of any rights to, funding or vesting of any compensation or benefits with respect to any employee or other individual service provider of the Company or (iii) result in any payment or benefit that will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

4.18 Affiliate Transactions. Except as set forth on Section 4.18 of the Company Disclosure Schedule, no officer, director, manager, employee, shareholder or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual, or any entity in which any such Person owns any beneficial interest, is a party to any Contract or other arrangement with the Company or has any material interest in any material assets or property used by the Company (other than the Purchased Shares).

4.19 Insurance. Section 4.19 of the Company Disclosure Schedule sets forth a list of each insurance policy currently maintained by the Company as of the date of this Agreement with respect to its properties, assets and business, and such policies are in full force and effect. Such insurance policies are currently paid, and the Company is in material compliance with the terms thereof. Such insurance policies are sufficient for compliance with all requirements of Law and of all Contracts to which the Company is a party, and provide, to the Company’s Knowledge, adequate insurance coverage for the assets of the Company and the Company’s operations. The Company has timely filed all claims under such insurance policies. There has been no lapse in the insurance coverage carried by the Company over the past ten (10) years. No written notice of cancellation or termination has been received by the Company with respect to any insurance policy. There are no material claims by the Company as to which any insurance company is denying Liability, subject to any reservation of rights clause. At no time during the past ten (10) years has the Company (a) been denied any material insurance or indemnity bond coverage that it has requested or (b) received written notice from any insurer that any insurance coverage will not be available in the future on substantially the same terms as currently in effect.

4.20 Contracts.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a true, correct and complete list of each of the following Contracts of the Company (collectively, “Material Contracts”):

(i) (A) any Contract for the employment of any Person (whether on a full-time or part-time basis), other than Contracts for employment “at will” which do not restrict the Company’s ability to terminate the employment of any employee at any time for any lawful reason without penalty or severance obligations; and (B) any Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions;

(ii) any Contract relating to Indebtedness or Liens on assets of the Company;

(iii) any Contract under which the Company is: (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $10,000; or (B) lessor of or permits any third party to hold or operate any personal property owned or controlled by the Company;

(iv) any Real Property Leases;

(v) collective bargaining agreements or any other agreements with any Labor Organization;

(vi) any Contract or arrangement involving a partnership or joint venture;

(vii) any Contract, including letters of intent, relating to the acquisition of the business or capital stock or assets of another Person (whether by merger, sale of equity, sale of assets or otherwise);

(viii) any Contract which involved payment(s) to or from the Company in excess of $50,000 during the Company’s fiscal year 2019 or which is reasonably expected to involve payment(s) to or from the Company in excess of $50,000 during the Company’s fiscal year 2020;

(ix) all Contracts disclosed on Section 4.18 of the Company Disclosure Schedule;

(x) any Contracts containing a “most-favored-nations” clause or similar pricing preference;

(xi) any Contracts containing covenants purporting to limit the Company’s freedom to (A) do business or compete with any Person in any line of business or in any area or territory (including Contracts requiring the Company to deal exclusively with one party), or (B) solicit or hire any person for employment or to provide services;

(xii) any Contracts not terminable or cancelable by the Company upon notice of no longer than thirty (30) days and without liability, penalty or premium;

(xiii) any Contracts with Customers and Suppliers of the Company, specifically identifying (A) any Contracts the terms of which have changed since December 31, 2019 and (B) any Contracts with Customers for services to be provided by the Company after the Closing Date payment for which has been received prior to the Closing Date;

(xiv) any Contract with a Government Entity;

(xv) any Contract pursuant to which the Company has loaned money to any Person (other than granting ordinary course payment terms in connection with sales of products or services);

(xvi) any Contract that relates to the sale of assets outside the ordinary course of business;

(xvii) any Contract for the sale of products or services that provides warranty terms materially different from the standard warranty terms provided to the Buyer prior to the Closing; and

(xviii) any Contracts which were not made in the ordinary course of business consistent with past practice.

(b) With respect to the foregoing Contracts, the Company has provided to the Buyer a true, correct and complete copy of each such Contract and, as of the date of this Agreement, such Contract is legal, valid, binding, and enforceable (assuming the enforceability against all other parties to such Contract) in accordance with its terms, and in full force and effect, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at Law or in equity). The Company is not nor, to the Company’s Knowledge, is any other party, in default, violation or breach of, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any of the foregoing Contracts, nor has the Company received any notice that it has breached, violated or defaulted under any of the foregoing Contracts. The Company has not received any outstanding notice of cancellation or termination in connection with any of the foregoing Contracts and the Company does not nor, to the Company’s Knowledge, does any other party currently contemplate any termination, material amendment or change to any such Contract.

4.21 Certain Payments. (A) The Company (including any director, officer, agent, distributor, employee or other Person acting on behalf of the Company) has not, directly or indirectly, made or authorized any payment of funds of, or relating to, the Company that is prohibited by any Law, and has not, without limitation, (i) taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar anti-corruption or anti-bribery Laws applicable to the Company in any jurisdiction (in each case, as in effect at the time of such action), (ii) used any funds for unlawful payments, contributions, gifts, entertainment or other unlawful expenses for the benefit of any political organization or holder of or any aspirant to any elective or appointive public office, or otherwise relating to political activity, (iii) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person; (B) neither the Company nor any director or officer of the Company is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury; and no Seller will directly or indirectly use the proceeds received in connection with this Agreement, or lend, contribute or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person that is currently subject to any such sanctions; and (C) the Business and the operations of the Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Government Entity (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any Government Entity involving the Company, with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

4.22 Export and Import Matters.

(a) The Company is conducting and has conducted its export and import activities in accordance with (i) all Laws governing United States import, export and re-export, including the U.S. Customs Laws, the Export Control Reform Act of 2018 (and predecessor statutes), the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Arms Export Control Act, the Export Administration Regulations, the Regulations and Executive Orders administered by the Office of Foreign Assets Control, the International Traffic in Arms Regulations, U.S. Customs Regulations and the Foreign Trade Regulations, in each case as amended; and (ii) all other Laws governing import, export and re-export to which the Company is subject.

(b) Section 4.22(b) of the Company Disclosure Schedule sets forth the true, complete and accurate export and import control classifications applicable to the Company and the Company Products, in the case of exports, other than those considered EAR99 and, in the case of imports, for the Company’s entries in the last three (3) years.

4.23 Customers and Suppliers. Section 4.23 of the Company Disclosure Schedule lists, by dollar volume paid for the eight (8) months ended August 31, 2020, the ten largest Suppliers to the Business and (ii) the ten largest Customers of the Business. Except as set forth in Section 4.23 of the Company Disclosure Schedule, (i) no Person listed in such Schedule within the twelve (12) month period prior to the date hereof has cancelled or otherwise terminated or threatened to cancel or otherwise terminate the relationship of such Person with the Business or has decreased materially or threatened to decrease or limit materially, its services, supplies or materials to the Business or its usage or purchase of the services or products of the Business, and (ii) no such Person has notified the Company that such Person intends to terminate or adversely modify, and, to the Company’s Knowledge, no Person intends to terminate or adversely modify its relationship with the Business or decrease or limit its services, supplies or materials to the Business or its usage or purchase of the services or products of the Business.

4.24 Bank Accounts. Section 4.24 of the Company Disclosure Schedule sets forth a list of all of the Company’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization).

4.25 Names. Except as set forth on Section 4.25 of the Company Disclosure Schedule, during the five (5)-year period prior to the execution and delivery of this Agreement, neither the Company nor any of its predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business.

4.26 Broker Fees. Except as set forth in Section 4.26 of the Seller Disclosure Schedule, the Company has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Buyer, the Sellers or the Company could become liable or obligated.

4.27 Disclosure. No representation or warranty by the Company or the Sellers in this Agreement and the other agreements, instruments, certificates and documents contemplated hereby, and no statement contained in the Company Disclosure Schedule, contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article 5

COVENANTS AND OTHER AGREEMENTS

5.1 Public Announcements; Confidentiality.

(a) No Seller shall make, or permit any agent or Affiliate, to make, any public statements, including any press releases, with respect to this Agreement and the Transactions without the prior written consent of the Buyer. The Buyer shall not publicly disclose the Purchase Price without the prior written consent of the Sellers’ Representative (which consent shall not be unnecessarily withheld, conditioned or delayed). Notwithstanding the foregoing, the Parties may make disclosures required by any applicable Law or Order, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance to the extent permitted by applicable Law or Order.

(b) The Parties agree that the Confidentiality Agreement shall terminate on the Closing Date.

(c) During the Restricted Period, the Sellers shall, and shall cause their agents and Affiliates to, keep all documents, materials, records and other information that they have or have received prior to or after the Closing regarding the Buyer or the Company (“Confidential Information”) strictly confidential and will not disclose such information without the Buyer’s prior written consent unless such disclosure is permitted by the terms of this Agreement. Confidential Information shall not include information that (i) is or becomes publicly available (other than as a result of a disclosure by any Seller or such Sellers’, agents or Affiliates in violation of this Section 5.1), (ii) is or becomes available to any Seller or such Sellers’ agents or Affiliates from a source that, to their knowledge, is not prohibited from disclosing such information to them by a legal, contractual or fiduciary obligation or (iii) has been independently developed by such Seller or such Sellers’ agents or Affiliates without reference to Confidential Information.

5.2 Non-Competition; Restrictive Covenants.

(a) During the Restricted Period, each Seller agrees not to, and will not permit any of its agents or Affiliates to, directly or indirectly, anywhere in the United States of America, for themselves or for any other Person:

(i) Engage in, own, operate, manage, control, invest in, participate in, advise, permit their names to be used by, or otherwise assist in any manner any Person engaged in or planning to become engaged in any business or enterprise which distributes, provides, renders or sells Covered Services which compete with the Business in any respect (whether as a stockholder, owner, partner, joint venturer, or in any other capacity); provided, however, that the Sellers shall not be precluded from (A) the ownership of securities of entities that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that does not exceed two percent (2%) of the outstanding shares of any such entity, or (B) the ownership of passive investments in a private investment fund in an amount that does not exceed two percent (2%) of the committed capital of such fund over which no Seller or any Affiliate thereof has any investment control or advisory role;

(ii) (A) employ or engage as a consultant any employee of the Company (provided, however, that employing any employee who (1) initiates discussions regarding employment in response to a general solicitation of employment not specifically directed at such employee and (2) was not employed by the Company within twelve (12) months of the commencement of any such employment discussions, will not violate this Section 5.2(a)(ii)) or (B) call upon for the purpose or with the intent of enticing or soliciting away from or out of the employ of the Company, any employee of the Company (provided, however, that nothing in this Agreement shall prevent general solicitations of employment through advertising (including via periodicals, internet and other media), professional recruiters or other or similar means, in all cases not specifically directed at an employee);

(iii) (A) other than on behalf of the Buyer, call upon any Customer for the purpose of selling or providing Covered Services to such Customer, or (B) induce or attempt to induce any Customer to cease buying Covered Services from the Company, or reduce the amount of Covered Services such Customer purchases from the Company; or

(iv) other than on behalf of the Buyer, call upon any Supplier for the purpose of inducing or attempting to induce any Supplier to cease providing services to the Company, or to reduce the amount of business such Supplier does with the Company.

(b) The Parties agree that the restrictions set forth in this Section 5.2 are reasonable and are properly required for the protection of the Company’s and the Buyer’s legitimate interests in client relationships, goodwill and Trade Secrets. The Parties agree that the restrictions set forth in this Section 5.2 are completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area or any one restriction in this Section 5.2 shall not render this Agreement unenforceable as applied to any one or more of the other areas or other restrictions in this Agreement. In the event that any such restriction is deemed to be unreasonable by a court of competent jurisdiction, the Parties agree to submit to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances, and in its reduced form, such provision shall then be enforceable and shall be enforced.

5.3 Tax Matters.

(a) Preparation of Tax Returns.

(i) Tax Periods Ending on or Before the Closing Date.

(A) Non-Income Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) that are to be filed after the Closing Date, other than income and franchise Tax Returns for such Pre-Closing Tax Periods prepared by the Sellers’ Representative pursuant to Section 5.3(a)(i)(B). Such Tax Returns shall be prepared in a manner consistent with applicable Law. The Buyer shall submit any such Tax Return to the Sellers’ Representative for the Sellers’ Representative’s review and comment at least thirty (30) days prior to the due date (with applicable extensions) for such Tax Returns. The Sellers’ Representative shall provide any written comments to the Buyer not later than ten (10) days after receiving any such Tax Return and, if the Sellers’ Representative does not provide any written comments within ten (10) days, the Sellers’ Representative shall be deemed to have accepted such Tax Return. The Parties shall attempt in good faith to resolve any dispute with respect to such Tax Return. If the Parties are unable to resolve any such dispute at least ten (10) days before the due date (with applicable extensions) for any such Tax Return, the dispute shall be referred to the Tax Dispute Accountant for resolution. If the Tax Dispute Accountant is unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Tax Return, such Tax Return shall be filed as prepared by the Buyer subject to amendment, if necessary, to reflect the resolution of the dispute by the Tax Dispute Accountant. The Buyer shall be reimbursed by the Sellers (jointly and severally) for Taxes of the Company with respect to such periods within five (5) days of payment by the Buyer or the Company of such Taxes, except to the extent such Taxes are taken into account in the calculation of Net Working Capital. If the amount accrued for such Pre-Closing Tax Period Taxes in the calculation of Net Working Capital exceeds the amount that the Sellers are liable to pay pursuant to this Section 5.3(a)(i)(A) for such period, then the Buyer shall reimburse the Sellers (based on each Seller’s Pro Rata Share) for such amount within ten (10) days of the date that the applicable Tax Return representing the over-accrued Taxes is filed with the applicable taxing authority. The cost of preparing such Tax Returns shall be borne by the Company.

(B) Income and Franchise Tax Returns. The Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all income and franchise Tax Returns for the Company for all Pre-Closing Tax Periods. Such income and franchise Tax Returns shall be prepared in a manner consistent with applicable Law. The Sellers’ Representative shall submit any such Tax Return to the Buyer for the Buyer’s review and comment at least thirty (30) days prior to the due date (with applicable extensions) for such Tax Returns. The Buyer shall provide any written comments to the Sellers’ Representative not later than ten (10) days after receiving any such Tax Return and, if the Buyer does not provide any written comments with ten (10) days, the Buyer shall be deemed to have accepted such Tax Return. The Parties shall attempt in good faith to resolve any dispute with respect to such Tax Return. If the Parties are unable to resolve any such dispute at least ten (10) days before the date (with applicable extensions) for any such Tax Return, the dispute shall be referred to the Tax Dispute Accountant for resolution, and the resolution shall occur, to the extent possible, prior to the due date (with applicable extensions) for any such Tax Return. If the Tax Dispute Accountant is unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Tax Return, such Tax Return shall be filed as prepared by the Sellers’ Representative subject to amendment, if necessary, to reflect the resolution of the dispute by the Tax Dispute Accountant. The Buyer shall be reimbursed by the Sellers (jointly and severally) for Taxes of the Company with respect to such periods within five (5) Business Days of payment by the Buyer or the Company of such Taxes, except to the extent such Taxes are taken into account in the calculation of Net Working Capital. If the amount accrued for such Pre-Closing Tax Period Taxes in the calculation of Net Working Capital exceeds the amount that the Sellers are liable to pay pursuant to this Section 5.3(a)(i)(B) for such period, then the Buyer shall reimburse the Sellers (based on each Seller’s Pro Rata Share) for such amount within ten (10) days of the date that the applicable Tax Return representing the over-accrued Taxes is filed with the applicable taxing authority. The cost of preparing such Tax Returns shall be borne by the Sellers.

(ii) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods that begin on or before the Closing Date and end after the Closing Date (a “Straddle Tax Period”). Such Tax Returns shall be prepared in a manner consistent with applicable Law. The Buyer shall submit any such Tax Return to the Sellers’ Representative for the Sellers’ Representative’s review and comment at least thirty (30) days prior to the due date (with applicable extensions) for such Tax Returns. The Sellers’ Representative shall provide any written comments to the Buyer not later than ten (10) days after receiving any such Tax Return and, if the Sellers’ Representative does not provide any written comments within ten (10) days, the Sellers’ Representative shall be deemed to have accepted such Tax Return. The Parties shall attempt in good faith to resolve any dispute with respect to such Tax Return. If the Parties are unable to resolve any such dispute at least ten (10) days before the due date (with applicable extensions) for any such Tax Return, the dispute shall be referred to the Tax Dispute Accountant for resolution and the resolution shall occur, to the extent possible, prior to the due date (with applicable extensions) for any such Tax Return. If the Tax Dispute Accountant is unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Tax Return, such Tax Return shall be filed as prepared by the Buyer subject to amendment, if necessary, to reflect the resolution of the dispute by the Tax Dispute Accountant. The Buyer shall be reimbursed by the Sellers (jointly and severally) within five (5) Business Days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date, except to the extent such Taxes are taken into account in the calculation of Net Working Capital. If the amount accrued for such Straddle Tax Period Taxes in the calculation of Net Working Capital exceeds the amount that the Sellers are liable to pay pursuant to this Section 5.3(a)(ii) for such period, then the Buyer shall reimburse the Sellers (based on each Seller’s Pro Rata Share) for such amount within ten (10) days of the date that the applicable Tax Return representing the over-accrued Taxes is filed with the applicable taxing authority. The cost of preparing such Tax Returns shall be borne by the Company.

(iii) For purposes of this Agreement, in the case of any Taxes that are imposed on the Company for any Straddle Tax Period, the Tax that is attributable to the portion of such Straddle Tax Period ending on the Closing Date (the “Pre-Closing Straddle Period”) shall

(A) in the case of any Taxes other than the Taxes based on or measured by income, receipts or profits earned during a Straddle Tax Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of Taxes based on or measured by income, receipts or profits earned during a Straddle Tax Period, be deemed equal to the amount which would be payable if the relevant taxable period ended on and included the Closing Date. For purposes of this Agreement, in the case of any Tax credit relating to a Straddle Tax Period, the portion of such Tax credit which relates to the portion of such taxable period ending on the Closing Date shall be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in clause (B) above bears to the total amount of Taxes for such taxable period.

(b) Tax Benefits Associated with the Closing Costs and Transaction Bonus Payments. The Parties hereby agree and acknowledge that the Tax deductions associated with the Closing Costs and the Transaction Bonus Payments shall be for the sole benefit of the Sellers and shall be allocated to (and deemed to have been incurred in) the applicable Pre-Closing Tax Periods ending on the Closing Date or portions of the applicable Straddle Tax Periods ending on the Closing Date, in each case to the extent permitted by applicable Law, and that notwithstanding anything to the contrary in this Agreement, to the extent permitted by applicable Law, the Sellers shall be entitled to any Tax benefits actually realized with respect to each such Tax deduction.

(c) Cooperation on Tax Matters.

(i) The Buyer, the Company and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.3 and any audit, Action or Proceeding, with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of powers of attorney, records and information which are reasonably relevant to any such audit, Action or Proceeding and making employees available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Company and the Sellers’ Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers’ Representative, as the case may be, shall allow the other party to take possession of such books and records.

(ii) The Buyer and the Sellers’ Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(d) Amended Tax Returns.

(i) Except as required by applicable Tax Law, the Buyer shall not file any amended income Tax Return of the Company for any Pre-Closing Tax Period without the prior written consent of the Sellers’ Representative (which shall not be unreasonably conditioned, withheld, or delayed). The Sellers’ Representative shall not, without the prior written consent of the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), file any amended income Tax Return of the Company or claim for refund of Taxes on behalf of the Company for any Pre-Closing Tax period to the extent such filing, if accepted, reasonably might change the Tax Liability of the Buyer for any period ending after the Closing Date.

(ii) Any amended Tax Return of the Company or claim for refund of Taxes on behalf of the Company for any Straddle Tax Period shall be prepared and filed, or caused to be prepared and filed, only by the Buyer. Except as required by applicable Tax Law, the Buyer shall not, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably conditioned, withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax Liability of the Sellers for any Pre-Closing Tax Period or Pre-Closing Straddle Period.

(iii) Except as required by applicable Tax Law, the Buyer shall not, and shall cause the Company not to, make any Tax election that has retroactive effect to any Pre-Closing Tax Period or Pre-Closing Straddle Period without the consent of the Sellers (which consent shall not be unreasonably conditioned, withheld or delayed).

(e) Audits.

(i) The Buyer shall promptly provide the Sellers’ Representative with written notice of any inquiries, audits, examinations or proposed adjustments by the IRS or any other taxing authority, which relate to any Pre-Closing Tax Periods within fifteen (15) days of the receipt of such notice. The Sellers’ Representative shall have the sole right to represent the interests of the Company in any Tax audit or other proceeding relating to any Pre-Closing Tax Periods, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided that the Sellers’ Representative shall inform the Buyer of the status of any such proceedings, shall provide the Buyer (at the Buyer’s cost and expense) with copies of any pleadings, correspondence, and other documents as the Buyer may reasonably request and shall consult with the Buyer prior to the settlement of any such proceedings and shall obtain the prior written consent of the Buyer prior to the settlement of any such proceedings, which consent shall not be unreasonably conditioned, withheld or delayed, except as required by applicable Tax Law; provided further that the Buyer and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at the Buyer’s sole expense.

(ii) The Buyer and the Sellers’ Representative shall provide each other with written notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other taxing authority that relate to any Straddle Tax Period within fifteen (15) days of the receipt of such notice. The Buyer shall have the sole right to represent the interests of the

Company in any Tax audit or other proceeding relating to any Straddle Tax Period, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided that the Buyer shall inform the Sellers’ Representative of the status of any such proceedings, shall provide the Sellers’ Representative (at the Sellers’ Representative’s cost and expense) with copies of any pleadings, correspondence, and other documents as the Sellers’ Representative may reasonably request and shall consult with the Sellers’ Representative prior to the settlement of any such proceedings and shall obtain the prior written consent of the Sellers’ Representative prior to the settlement of any such proceedings, which consent shall not be unreasonably conditioned, withheld or delayed, except as required by applicable Tax Law; provided further that the Sellers’ Representative and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at the Sellers’ Representative’s sole expense.

(iii) The Buyer shall have the right to control all other Tax audits or proceedings of the Company. The Buyer shall obtain the prior written consent of the Sellers’ Representative prior to the settlement of any such proceedings, which consent shall not be unreasonably conditioned, withheld or delayed, except as required by applicable Tax Law.

(iv) The Buyer and the Company shall execute and deliver to the Sellers’ Representative such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

(f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers (jointly and severally) when due. To the extent permitted by Law, the Buyer, the Company and Sellers’ Representative will reasonably cooperate with each other to obtain exemptions from such transfer, documentary, sales, use, stamp, registration and other taxes and fees. The Party responsible for preparing any Tax Returns required by applicable Law to be prepared in respect of such transfer, documentary, sales, use, stamp, registration and other taxes and fees shall, at its own expense, properly complete, sign and timely file all such required Tax Returns, and, if required by applicable Law, the other Party shall join in the execution of any such Tax Returns and other documentation.

(g) Refunds. The Sellers shall have the right to (A) any Tax refunds received by the Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period (except to the extent such amounts are taken into account in calculating the Net Working Capital) or (B) any credits against Taxes in lieu of refunds described in clause (A). The Buyer shall pay such amounts to the Sellers no later than fifteen (15) days after the receipt by the Company of such Tax refunds or credits.

(h) Tax Dispute Resolution Mechanism. Any dispute among the Parties involving the calculation of Taxes or the preparation of Tax Returns arising under this Agreement that does not involve a Third-Party Claim (including a claim by the IRS) shall be resolved as follows: (i) the Parties will in good faith attempt to negotiate a prompt resolution of the dispute; (ii) if the Parties are unable to negotiate a resolution of the dispute within thirty (30) days, the dispute will be submitted to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Sellers’ Representative and the Buyer (the “Tax Dispute Accountant”); (iii) the Tax Dispute Accountant shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax Law and the provisions of this Agreement, within thirty (30) days after the Parties have submitted the dispute to the Tax Dispute Accountant, whose decision shall be final, conclusive and binding on the Parties, absent fraud or manifest error; (iv) any payment to be made as a result of the resolution of a dispute shall be made, and any other action taken as a result of the resolution of a dispute shall be taken, on or before the fifth (5th) day following the date on which the dispute is resolved (except that if the resolution requires the filing of an amended Tax Return, such amended Tax Return shall be filed within thirty (30) days following the date on which the dispute is resolved); and (v) the fees and expenses of the Tax Dispute Accountant shall be paid by the Party who the Tax Dispute Accountant determines has derived the least benefit from the issues to be resolved by the Tax Dispute Accountant; provided that (A) if the Parties are unable to agree on a national office of a firm of independent accountants of nationally recognized standing to act as Tax Dispute Accountant, the Sellers’ Representative and the Buyer shall each select a national office of a firm of independent accountants of nationally recognized standing and such firms together shall select the national office of a firm of independent accountants of nationally recognized standing to act as the Tax Dispute Accountant and (B) if any Party does not select a national office of a firm of independent accountants of nationally recognized standing within ten (10) days of written demand therefor by the other Party, the firm selected by the other Party shall act as the Tax Dispute Accountant.

(i) Section 338(h)(10) Election.

(i) Each Seller shall join with the Buyer in making an election under Section 338(h)(10) of the Code and any corresponding election permitted under the applicable Laws of any local, state or foreign jurisdiction (collectively, the “Section 338(h)(10) Election”) with respect to the Buyer’s acquisition of the Purchased Shares.

(ii) Each Seller shall cooperate with the Buyer and shall take all actions necessary or appropriate to effect and preserve a timely Section 338(h)(10) Election with respect to the Buyer’s acquisition of the Purchased Shares, including participating in the timely filing of IRS Form 8023 and related or comparable forms for state, local, or foreign Law purposes (collectively, the “Section 338(h)(10) Forms”).

(iii) Each Seller has furnished to the Buyer, prior to Closing, such information requested by Buyer in order to prepare the Section 338(h)(10) Forms and, executed all Section 338(h)(10) Forms prepared by Buyer and delivered such Section 338(h)(10) Forms to Buyer for timely filing by the Buyer with the applicable taxing authority.

(iv) The Buyer and each Seller shall file all Tax Returns consistently with the Section 338(h)(10) Election, the Section 338(h)(10) Forms and the Purchase Price Allocation (as appropriately adjusted) and shall not take any position during the course of any audit or other Action or Proceeding that is inconsistent with such election, forms or schedule, unless required by a determination of an applicable taxing authority that is final.

(j) Purchase Price Allocation. The Buyer and the Sellers shall allocate the Purchase Price (plus other relevant items, including the Liabilities of the Company that the Buyer is deemed to assume for Tax purposes) among the respective assets of the Company in accordance with the residual method principles of Sections 1060 and 338 of the Code and the regulations promulgated thereunder and consistent with the methodology attached hereto as Schedule 5.3(j) (the “Purchase Price Allocation”).    The Buyer shall deliver to the Sellers’ Representative the Purchase Price Allocation no later than sixty (60) days following the final determination of the Purchase Price pursuant to Section 1.5. The Sellers’ Representative shall notify the Buyer of any objections to the Purchase Price Allocation in writing within thirty (30) days after the Sellers’ Representative receives the Purchase Price Allocation (the “PPA Period”). If the Sellers’ Representative does not notify the Buyer of any objections to the Purchase Price Allocation in writing, within the PPA Period, the Purchase Price Allocation shall be construed as final. If the Sellers’ Representative notifies the Buyer of an objection to the Purchase Price Allocation in writing during the PPA Period and the Buyer and the Sellers’ Representative are unable to resolve their differences within thirty (30) days after the end of the PPA Period, then the disputed items on the Purchase Price Allocation shall be submitted to the Tax Dispute Accountant within five (5) days after the end of such 30-day period for resolution with the costs paid fifty percent (50%) by the Sellers (jointly and severally), on the one hand, and fifty percent (50%) by the Buyer, on the other hand, and the Tax Dispute Accountant shall be instructed to deliver a finalized Purchase Price Allocation as soon as possible. The Buyer, the Sellers and their respective Affiliates shall report, act and file all Tax Returns (including IRS Form 8883) in all respects and for all purposes consistent with the Purchase Price Allocation as well as any amendments to such Tax Returns required with respect to any adjustment to the Purchase Price. None of the Buyer, or the Sellers, or any of their Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the information set forth on the final Purchase Price Allocation, unless required to do so by applicable Law; provided, however, that (i) the Buyer’s cost for the assets that it is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (ii) the amount realized by the Sellers may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

(k) Tax Sharing Agreements. On the Closing Date, any Tax sharing agreement or other similar arrangement to which the Company is a party shall be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder on or after the Closing Date in respect of redetermination of Tax Liabilities or otherwise.

(l) Tax Indemnification. The Sellers shall, jointly and severally, indemnify the Buyer Indemnified Parties as and when incurred for any and all Losses that any such Buyer Indemnified Party suffers as a result of: (i) all Taxes of the Sellers and their Affiliates (other than the Company) for any taxable period; (ii) all Taxes of the Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period; (iii) any Loss attributable to a breach of or inaccuracy in any representation or warranty made in Section 4.9; (iv) any Loss attributable to the failure of the Sellers to perform any of its covenants or agreements contained in this Section 5.3; (v) all Taxes of any member of an affiliated, consolidated, or combined group of which the Company is or were a member on or prior to the Closing Date by reason of a Liability under Treasury

Regulations Section 1.1502-6 or any comparable provision of foreign, state or local Law; (vi) all Taxes of any Person imposed on the Company as a transferee or successor or by Contract or otherwise; (vii) Taxes arising from any failure of the Company to be a valid S Corporation within the meaning of Section 1361 of the Code at any time on or prior to the Closing Date; and (viii) Taxes described in Section 5.3(f).

(m) Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 5.3 (including, for the avoidance of doubt, the representations and warranties set forth in Section 4.9) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) for the Taxes in question, provided, that if notice of indemnification is provided to the Sellers’ Representative prior to any such expiration date, any obligation to indemnify for any claim described in such notice shall continue until such claim is finally resolved.

(n) Treatment of Indemnity Payments for Tax Purposes. Any payment under this Section 5.3 or Article 6 will be treated, for Tax purposes, as an adjustment to the Purchase Price payable by the Buyer to the Sellers, unless otherwise required by applicable Law.

(o) Overlap. To the extent that any obligation or responsibility pursuant to Article 6 may overlap with an obligation or responsibility pursuant to this Section 5.3, the provisions of this Section 5.3 shall govern.

5.4 Further Assurances. From and after the Closing, the Buyer and the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the Transactions.

5.5 Sellers’ Representative.

(a) Each Seller makes, constitutes and appoints the Sellers’ Representative, with full power of substitution and re-substitution, as his or its true and lawful attorney-in-fact for him or it and in his or its name, place, and stead to sign, execute, deliver and perform any Transaction Documents required to be executed by such Seller (or any Transaction Documents by which such Seller is otherwise bound), to make and authorize amendments to, or waivers of, this Agreement or any other Transaction Document, to enforce the obligations of the Buyer or the Company under this Agreement or any other Transaction Document, to give and receive all notices required or permitted by the Sellers’ Representative under this Agreement or any other Transaction Document, and to defend and/or settle any indemnification claims made by the Buyer or any other Indemnified Person pursuant to the terms of this Agreement or any other Transaction Document, each case, subject to the terms and limitations in this Agreement, hereby ratifying and confirming that the Sellers’ Representative may do or cause to be done by virtue hereof and to make all determinations and elections hereunder and thereunder. This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and shall survive the Closing and death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of any Seller. This power of attorney may be exercised by the Sellers’ Representative by listing the Seller executing any Transaction Document with the single signature of the Sellers’ Representative acting as attorney-in-fact for such Seller. The Sellers’ Representative shall have no Liability in its capacity as Sellers’ Representative to the Sellers, or any of the respective Affiliates or Representatives of the Sellers, arising out of or resulting from any action taken or omitted to be taken in his capacity as Sellers’ Representative or otherwise on behalf of the Sellers, except with respect to any Liability resulting from the Sellers’ Representative’s willful misconduct. Each Seller hereby forever releases and discharges the Sellers’ Representative from any and all Liability which may arise out of or result from any action taken or omitted to be taken in his capacity as Sellers’ Representative or otherwise on behalf of the Sellers, except with respect to any Liability resulting from the willful misconduct of the Sellers’ Representative.

(b) Each Seller shall indemnify and hold harmless and reimburse the Sellers’ Representative from and against such Sellers’ Pro Rata Share of any and all Liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Sellers’ Representative arising out of or resulting from any action taken or omitted to be taken by the Sellers’ Representative in his capacity as Sellers’ Representative or otherwise on behalf of the Sellers or under the Transaction Documents, other than such Liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Sellers’ Representative’s gross negligence or willful misconduct or in Sellers’ Representative’s capacity as an Seller hereunder.

(c) Each Party shall be entitled to rely exclusively upon any communication given or other action taken by the Sellers’ Representative on behalf of the Sellers pursuant to this Agreement or the other Transaction Documents. Nothing in this Section 5.5 shall limit the rights of the Buyer or any Buyer Indemnified Party under this Agreement or any Transaction Document.

5.6 Access and Investigation.

The Buyer and its Representatives (a) have had access to and the opportunity to review all of the documents in the data room maintained by BMI Mergers on behalf of the Company and the Sellers, and (b) have been afforded full access to the books and records, facilities and Representatives of the Company for purposes of conducting a due diligence investigation with respect thereto. The Buyer has conducted an independent investigation and verification of the Company and its operations, including, without limitation, the financial statements and condition, results of operations, assets, liabilities, properties and projected operations of the Company. In making its determination to proceed with the Transactions, the Buyer has relied solely on the results of such independent investigation and verification and on the representations and warranties of the Sellers and the Company set forth in this Agreement, as qualified by the Seller Disclosure Schedule and the Company Disclosure Schedule, respectively (collectively, the “Company Representations”). The Company Representations constitute the sole and exclusive representations, warranties, and statements of the Company and the Sellers as to any matter concerning the Company, the Shares or the Business or in connection with this Agreement or the Transactions contemplated by this Agreement.

5.7 Legal Representation.

(a) This Agreement expresses the mutual intent of the Parties hereto and each Party has participated equally in its preparation. Accordingly, the rule on construction against the drafting party shall have no application to this Agreement. Each of the Parties hereby agrees, on its own behalf and on behalf of its Affiliates, that Hinshaw & Culbertson LLP (“H&C”), may serve as counsel to any of the Company, the Sellers, the Sellers’ Representative, the Company’s board of directors, (individually and collectively, the “Seller Group”), in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby, and that, following consummation of the Transactions contemplated hereby, H&C (or any successor) may serve as counsel to the Sellers or the Sellers’ Representative in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions contemplated by this Agreement notwithstanding the current representation of the Seller Group. In connection with any representation of the Sellers or the Sellers’ Representative described in the prior sentence, the Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert any conflict of interest arising from or in connection with H&C’s representation of the Seller Group prior to the Closing. As to any privileged attorney-client communications between H&C and the Company and any member of the Seller Group prior to the Closing (collectively, the “Privileged Communications”), the Buyer and the Company, together with any of its respective Affiliates, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing.

(b) The Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all privileged communications in any form or format whatsoever between or among H&C, on the one hand, and any member of the Seller Group, on the other hand, that relate in any way to the negotiation, documentation and consummation of the Transactions contemplated by this Agreement or any alternative transactions to the Transactions contemplated by this Agreement presented to or considered by any member of the Seller Group, (collectively, the “Privileged Deal Communications”) shall remain privileged after the Closing, and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Sellers, shall be controlled by Sellers and shall not pass to or be claimed by the Buyer or the Company, except as set forth below. The Buyer agrees that it will not, and that it will cause the Company not to, (i) access or use the Privileged Deal Communications, (ii) seek to have Sellers waive the attorney client privilege, or otherwise assert that the Buyer or the Company has the right to waive the attorney client privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications from the Sellers or H&C.

(c) Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or the Company, on the one hand, and a third party other than the Sellers, on the other hand, then the Buyer or the Company may assert the attorney client privilege to prevent the disclosure of the Privileged Deal Communications to such third party.

Article 6

SURVIVAL; INDEMNIFICATION

6.1 Survival.

(a) Survival of Covenants. All of the covenants or other agreements contained in this Agreement will survive the Closing until the first to occur of (i) the expiration by their terms of the obligations of the applicable Party under such covenant or (ii) such covenant being fully performed or fulfilled, unless non-compliance with such covenants or agreements is expressly waived in writing by the Party entitled to such performance.

(b) Survival of Representations and Warranties. All representations and warranties contained in this Agreement will survive the Closing until the close of business on the twenty-four (24) month anniversary of the Closing Date; provided, that (i) the Fundamental Representations and any matters involving fraud shall survive indefinitely, (ii) the Core Representations shall survive until ninety (90) days after the expiration of the applicable statute of limitations for the applicable underlying claim, including any extensions or waivers thereof.

(c) Deadline for Asserting Claims. The Parties further acknowledge that the time periods set forth in this Section 6.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties. Any claims pending on the expiration of the survival period for any representation or warranty for which notice has been given in accordance with this Article 6 on or before such expiration may continue to be asserted and indemnified against until finally resolved. Any claim or potential claim for indemnification under this Agreement with respect to any of such matters that is not asserted by notice given as within such specified period of survival may not be pursued and is hereby irrevocably waived from and after such time.

6.2 Indemnification.

(a) Indemnification by the Sellers.

(i) Subject to the limitations of this Article 6, from and after the Closing, each Seller shall (solely with respect to himself or itself), severally and not jointly, indemnify the Buyer, each of its Affiliates, and their respective successors, assigns, officers, directors, shareholders, employees and agents (the “Buyer Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties as and when incurred for any and all Losses that any such Buyer Indemnified Party suffers as a result of: (1) any inaccuracy in or breach of any of the representations or warranties of such Seller under Article 3 hereof or any other Transaction Document and (2) any breach of any covenant or agreement by such Seller under this Agreement or any other Transaction Document.

(ii) Subject to the limitations of this Article 6, from and after the Closing, the Sellers shall, jointly and severally, indemnify the Buyer Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties as and when incurred for any and all Losses that any such Buyer Indemnified Party suffers as a result of (1) any inaccuracy in or breach of any of the representations or warranties with respect to the Company under Article 4 of this Agreement, (2) any breach of any covenant or agreement by the Sellers’ Representative, acting in its capacity as such, under this Agreement or any other Transaction Document, (3) any Indebtedness that is not repaid in full as of the Closing, (4) any payments due to any current or former employee of the Company as a result of or in connection with the Transactions other than the Transaction Bonus Payments, (5) the failure of the Company to maintain, prior to the Closing Date, (A) disaster recovery plans that are adequate to ensure that the Information Technology and data used by the Company can be replaced or substituted without material disruption to the Business and (B) adequate procedures to ensure internal and external security of the Information Technology and data used or held for use in the Business, including procedures for preventing unauthorized access, preventing the introduction of viruses and making and storing on-site and off-site back-up copies of the computer software and data and (6) any account receivable of the Company outstanding as of the Closing Date and uncollected on the first anniversary of the Closing Date, to the extent the aggregate outstanding amount of such accounts receivable on the first anniversary of the Closing Date exceeds $50,000.

(b) Indemnification by the Buyer. Subject to the limitations of this Article 6, from and after the Closing, the Buyer shall indemnify the Sellers and their respective assigns and agents, (the “Seller Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred for any and all Losses that any such Seller Indemnified Party suffers as a result of:

(i) any breach or inaccuracy of any representation or warranty of the Buyer contained in this Agreement or any other Transaction Document; or

(ii) any breach of any covenant or agreement by the Buyer or the Company under this Agreement or any other Transaction Document.

6.3 Provisions Related to Indemnification.

(a) Indemnification Deductible. Other than with respect to Fundamental Representations, no Buyer Indemnified Party shall be entitled to indemnification for Losses under clause (1) of Section 6.2(a)(i) and clause (1) of Section 6.2(a)(ii) unless and until the aggregate amount of Losses suffered or incurred by Buyer Indemnified Parties pursuant to such clauses exceeds $100,000 (the “Threshold”), provided that if the aggregate amount of Losses suffered or incurred by Buyer Indemnified Parties exceeds the Threshold, the Sellers shall be liable for all such Losses. Other than with respect to Fundamental Representations, no Seller Indemnified Party shall be entitled to indemnification for Losses under Section 6.2(b)(i) unless and until the aggregate amount of Losses suffered or incurred by Seller Indemnified Parties pursuant to such Section exceeds the Threshold, provided that if the aggregate amount of Losses suffered or incurred by Seller Indemnified Parties exceeds the Threshold, the Buyer shall be liable for all such Losses.

(b) Indemnification Cap. Other than with respect to Fundamental Representations, with respect to any liability of the Sellers for Losses under clause (1) of Section 6.2(a)(i) and clause (1) of Section 6.2(a)(ii), the maximum aggregate liability of the Sellers for claims will be limited to the amount that is equal to 20% of the sum of (i) the Closing Payment and (ii) the aggregate Earnout Payments made to the Sellers in accordance with Section 1.7 (the “Indemnification Cap”). Other than with respect to fraud, intentional misrepresentation or willful misconduct, and subject to the Indemnification Cap, the amount of Losses recoverable from any given Seller under Section 6.2(a) in the aggregate shall not exceed and shall be limited to the amount of proceeds actually received by such Seller in relation to the transactions contemplated by this Agreement.

(c) Determination of Losses. Losses payable to or received by an Indemnified Party under this Agreement will be reduced on a dollar-for-dollar basis by the amount of any insurance proceeds with respect to such Losses, net of any increase in premiums or other out-of-pocket costs of the Indemnified Party (collectively, “Third-Party Recovery Proceeds”), in each case, actually received by any Indemnified Party, it being understood that in no event will any indemnification payment under this Article 6 be delayed in anticipation of the receipt of any Third-Party Recovery Proceeds. In the event that an Indemnified Party receives Third-Party Recovery Proceeds for a matter that an indemnification payment under this Article 6 has been made, such Indemnified Party shall pay to the Indemnifying Party the amount on a dollar-for-dollar basis of the Third-Party Recovery Proceeds, net of any out-of-pocket costs of the Indemnified Party incurred by such Indemnified Party in collecting such Third-Party Recovery Proceeds, but not more than the amount of indemnification payment made pursuant to this Article 6. The amount of any indemnity payable under this Agreement on account of a Loss will be subject to adjustment to avoid “double counting.” For purposes of determining (i) whether there is an inaccuracy or breach of any representation or warranty and (ii) the amount of any Loss, any qualifications in the representations, warranties and covenants with respect to a “Material Adverse Change,” materiality, material, or similar terms will be disregarded and will not have any effect with respect to whether there is an inaccuracy or breach of any representation or warranty and the calculation of the amount of any Losses.

(d) Exclusion of Liability. No Buyer Indemnified Party will be entitled to indemnification under this Agreement for any Loss arising from a breach of any representation, warranty, covenant, or agreement set forth in this Agreement (and the amount of any Loss incurred in respect of such breach will not be included in the calculation of any limitations on indemnification set forth in this Agreement) to the extent that such Loss or Liability has actually reduced the Purchase Price on a dollar-for-dollar basis.

6.4 Claim Notice and Defense of Third-Party Claims.

(a) Notice of Direct Claims. In the event that a Buyer Indemnified Party or a Seller Indemnified Party (as applicable, an “Indemnified Party”) asserts a claim for indemnification (other than a Third-Party Claim) for a Loss with respect to which a Buyer or a Seller (in each case as the case may be, an “Indemnifying Party”) may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Party pursuant to this Article 6 (a “Direct Claim”), then such Indemnified Party shall give notice of such Direct Claim (a “Direct Claim Notice”), (i) if such Indemnified Party is a Buyer Indemnified Party, to the Sellers’ Representative, or (ii) if such Indemnified Party is a Seller Indemnified Party, to the Buyer. A Direct Claim Notice must describe the Direct Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent such Loss is quantifiable) of the Loss that has been or may be suffered by the Indemnified Party (the “Claimed Amount”).

(b) Notice of Third-Party Claims. In the event of the assertion of any claim by any third-party Person with respect to which an Indemnifying Party may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Party pursuant to this Article 6, or the commencement by any third-party Person of any Action or Proceeding (whether against a Party or any other Indemnified Party) with respect to which any Indemnifying Party may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Party pursuant to this

Article 6, (each, a “Third-Party Claim”), the Indemnified Party, if having notice of such Third-Party Claim, shall provide the Indemnifying Party with prompt written notice of such Third-Party Claim (a “Third-Party Claim Notice” and together with a Direct Claim Notice, a “Claim Notice”).

(c) Failure to Promptly Deliver Claim Notice. The failure to promptly provide a Claim Notice will not affect the rights of any Indemnified Party to receive indemnification generally for Losses to the extent that the Indemnifying Party’s rights and obligations in relation to such Direct Claim or Third-Party Claim are not materially and actually prejudiced. This Section will not operate to extend the applicable survival period set forth in Section 6.1.

(d) Response to Claim Notice. Within the thirty (30) day period commencing upon the delivery to the Indemnifying Party of a Claim Notice (the “Dispute Period”), the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response Notice”) in which the Indemnifying Party: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees, with specificity as to the reasons and amount, that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnified Party. Any part (or all) of the Claimed Amount that is not agreed by the Indemnifying Party to be owing to the Indemnified Party pursuant to the Response Notice is referred to as the “Contested Amount.” If a Response Notice is not timely received by the Indemnified Party prior to 11:59 p.m. EST prior to the end of the Dispute Period, then the Indemnifying Party will be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.

(e) Payment of Full Claimed Amount. If (i) the Indemnifying Party delivers a timely Response Notice agreeing that the full Claimed Amount is owed to the Indemnified Party, or (ii) the Indemnifying Party does not deliver a timely Response Notice during the Dispute Period, then, subject to the limitations, requirements, and procedures set forth in Article 6 and Article 9 of this Agreement, (A) the Sellers’ Representative and Buyer, if a Buyer Indemnified Party is the Indemnified Party, shall jointly instruct the Escrow Agent to deliver to the Buyer from the Escrow Account within five (5) Business Days from the delivery of the Response Notice or the expiration of the Dispute Period in the event a timely Response Notice is not delivered (the “Indemnification Payment Period”) cash in an amount equal to the Claimed Amount, and, if the funds remaining in the Escrow Account are insufficient to pay the entire Agreed Amount, then the Sellers’ Representative shall pay or cause to be paid by wire transfer of immediately available funds any amount that remains unpaid, to the account or accounts designated by such Indemnified Party; or (B) Buyer, if a Seller Indemnified Party is the Indemnified Party, shall pay by wire transfer of immediately available funds to such Indemnified Party, within the Indemnification Payment Period, cash in an amount equal to the Claimed Amount, to the account or accounts designated by such Indemnified Party.

(f) Payment of Less Than Full Claimed Amount. If the Indemnifying Party delivers a timely Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnified Party, then, subject to the limitations, requirements, and procedures set forth in Article 6 and Article 9 of this Agreement, (i) the Sellers’ Representative and the Buyer, if a Buyer Indemnified Party is the Indemnified Party, shall jointly instruct the Escrow Agent to deliver to the Buyer from the Escrow Account within the Indemnification Payment Period cash in an amount equal to the Agreed Amount and, if the funds remaining in the Escrow Account are insufficient to pay the entire Agreed Amount, then the Sellers’ Representative shall pay or cause to be paid by wire transfer of immediately available funds any amount that remains unpaid to the account or accounts designated by such Indemnified Party; or (ii) the Buyer, if a Seller Indemnified Party is the Indemnified Party, shall pay by wire transfer of immediately available funds to such Indemnified Party, within the Indemnification Payment Period, cash in an amount equal to the Agreed Amount that remains unpaid, to the account or accounts designated by such Indemnified Party.

(g) Settlement of Contested Amount. If the Indemnifying Party delivers a timely Response Notice indicating that there is a Contested Amount, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnifying Party and the Indemnified Party resolve such dispute as to all or a portion of the Contested Amount (which mutually resolved amount will then become an Agreed Amount), then, subject to the limitations, requirements, and procedures set forth in Article 6 and Article 9 of this Agreement, (i) the Sellers’ Representative and the Buyer, if a Buyer Indemnified Party is the Indemnified Party, shall jointly instruct the Escrow Agent to deliver to the Buyer from the Escrow Account within the Indemnification Payment Period cash in an amount equal to the Agreed Amount and, if the funds remaining in the Escrow Account are insufficient to pay the entire Agreed Amount, then the Sellers’ Representative shall pay or cause to be paid by wire transfer of immediately available funds any amount that remains unpaid, to the account or accounts designated by such Indemnified Party; or (ii) the Buyer, if a Seller Indemnified Party is the Indemnified Party, shall pay by wire transfer of immediately available funds to such Indemnified Party, within the Indemnification Payment Period, cash in an amount equal to the Agreed Amount that remains unpaid, to the account or accounts designated by such Indemnified Party.

(h) Failure to Settle Contested Amount. If the Indemnifying Party and the Indemnified Party are unable to resolve any part of the dispute relating to any Contested Amount within thirty (30) days of the delivery of the Response Notice, then with respect to the remaining Contested Amount, either the Indemnified Party or the Indemnifying Party (with Buyer or the Sellers’ Representative as the sole authorized agents, of the Parties, as the case may be) may submit the dispute to a court of competent jurisdiction following the delivery of the Response Notice, subject to the limitations, requirements, and procedures set forth in Article 6 and Article 9 of this Agreement.

(i) Defense of Third-Party Claims. The Indemnifying Party will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in Section 6.4(j) or Section 6.4(k), as applicable, provided that (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days following the delivery of the Third-Party Claim Notice of the Indemnifying Party’s intent to conduct such defense and in such notification acknowledges its indemnification obligations with respect to such Third-Party Claim and (ii) the Indemnifying Party shall not have the right to assume the defense of such Third-Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the Third-Party Claim (1) seeks non-monetary relief, (2) involves criminal or quasi criminal allegations, (3) involves a Government Entity or (4) involves Losses in excess of the amounts indemnifiable by the

Indemnifying Party hereunder. The Indemnified Party will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in Section 6.4(l), provided that Indemnifying Party has not elected, or is not entitled to, conduct the defense pursuant to the preceding sentence.

(j) If the Indemnifying Party does deliver such written notice of its intent to conduct the defense of such Third-Party Claim pursuant to Section 6.4(i) and the Indemnifying Party is entitled to defend such claim pursuant to Section 6.4(i), the Indemnifying Party shall assume the defense of such Third-Party Claim. Subject to Section 6.4(k):

(i) the Indemnifying Party shall proceed to defend such Third-Party Claim in a commercially reasonable, diligent manner at the sole expense of the Indemnifying Party, subject to any applicable limitations in this Article 6;

(ii) the Indemnified Party shall make available to the Indemnifying Party any non-privileged documents and materials in the possession of the Indemnified Party that may be necessary to the defense of such Third-Party Claim;

(iii) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such Third-Party Claim;

(iv) the Indemnified Party will have the right to participate, at its sole cost and expense, in the defense of such Third-Party Claim; provided, however, that (A) the Indemnified Party shall be entitled, at the Indemnifying Party’s cost and expense, to retain one (1) firm of separate counsel of its choosing (along with any required local counsel) if (1) the Indemnifying Party and Indemnified so mutually agree, (2) the Indemnifying Party fails to retain counsel reasonably satisfactory to the Indemnified Party, (3) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, or (4) the named parties in any such Third-Party Claim (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them; and

(v) the Indemnifying Party may not settle, adjust, or compromise such Third-Party Claim without the prior written consent of the Indemnified Party, which consent is not permitted to be unreasonably withheld, conditioned or delayed; provided that no consent will be required if such settlement, adjustment, or compromise (i) provides solely for monetary damages that will be paid or reimbursed in full by the Indemnifying Party and (ii) includes an irrevocable release of the Indemnified Party from all liability with respect to the Third-Party Claim.

(k) If the Indemnifying Party assumes the defense of such Proceeding under Section 6.4(j), and if, subject to notice and ten (10) days to cure where cure is reasonable and not materially injurious to the Indemnified Party, the Indemnifying Party has an uncured breach of any of its obligations under Section 6.4(j), then the Indemnified Party may, at its election, proceed with the defense of such Third-Party Claim on its own at the sole cost and expense of the Indemnifying Party.

(l) If the Indemnified Party proceeds with the defense of any Third-Party Claim pursuant to Section 6.4(i) or Section 6.4(k):

(i) the Indemnified Party shall proceed to defend such Third-Party Claim in a commercially reasonable, diligent manner;

(ii) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such Third-Party Claim;

(iii) the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such Third-Party Claim; and

(iv) the Indemnified Party may not settle or compromise such Third-Party Claim if the settlement or compromise agreement would require the Indemnifying Party to make any indemnification payment pursuant to this Agreement without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

6.5 Exclusive Remedy. Other than claims for fraud, intentional misrepresentation or willful misconduct, the provisions of this Article 6 are the sole and exclusive remedy for the Parties for any misrepresentation or breach of any representation, warranty, covenant, agreement or other provision contained in this Agreement. Notwithstanding the foregoing sentence, nothing in this Agreement, including the limitations provided in Section 6.3 will (i) limit the rights or remedies expressly provided for in any Transaction Document or rights or remedies that, as a matter of applicable Law or public policy, cannot be limited or waived; or (ii) be deemed to prohibit or limit any Party’s right at any time to seek injunctive or equitable relief for the failure of any other Party to perform any covenant or agreement contained in this Agreement (subject to the limitations with respect thereto set forth in Section 9.12 (Specific Performance)). No Indemnified Party will be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Indemnified Party had already been fully compensated for the same Losses with respect to such matter pursuant to other provisions of this Agreement.

6.6 Applicability. This Article 6 shall not apply to any Tax matters, which shall be governed exclusively by Section 5.3.

6.7 Right to Set-Off. In addition to all other rights and remedies that the Buyer Indemnified Parties may have under this Agreement, the Buyer Indemnified Parties shall have the right to set off against any Earnout Payment owed to the Sellers any sums for which any of the Buyer Indemnified Parties is entitled to indemnification under this Article 6, subject to (i) the Buyer Indemnified Parties first having sought recovery against the Escrow Amount and (ii) the limitations set forth in this Article 6. If on the date that any of the Earnout Payments is due to the Sellers pursuant to Section 1.7, any of the Buyer Indemnified Parties has made a claim against the Sellers for indemnification under Article 6 and such claim has not, by such date, been finally resolved in accordance with this Article 6, and if the then remaining amount in the Escrow Account is insufficient to satisfy such claim in full when taken together with all other then pending claims made by the Buyer Indemnified Parties under this Article 6, then the Buyer Indemnified Parties shall, subject to the application of the limits set forth in this Article 6, retain the amount in dispute until the date of resolution thereof (to be withheld without interest). If the amount in dispute is less than the amount of the Earnout Payment due to be paid on such date, the Buyer shall pay the balance of any such Earnout Payment to the Sellers pursuant to this Agreement.

Article 7

DELIVERIES AT THE CLOSING

7.1 Closing Deliveries by the Sellers and the Company. At the Closing, the Sellers and the Company, as applicable, shall have delivered or caused to be delivered, to the Buyer the following, each in form and substance satisfactory to the Buyer:

(a) evidence that any and all consents, waivers, approvals, authorizations and notices set forth on Schedule 7.1(a) shall have been obtained or delivered;

(b) a release by each Seller, executed by each Seller (“Seller Release”);

(c) all of the stock certificates representing the Purchased Shares, accompanied by executed assignment documents assigning and transferring the ownership of record of the Purchased Shares, by each of the Sellers;

(d) a copy of the resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance by the Company of each Transaction Document to which the Company is a party and the consummation of the Transactions, as in effect as of the Closing, certified on behalf of the Company by an officer of the Company (such certification shall include a representation as to the incumbency and signatures of the officers of the Company executing the Transaction Documents);

(e) a certificate, dated not more than ten (10) Business Days prior to the Closing, as to the good standing of the Company from its jurisdiction of formation and each other jurisdiction in which such Company is authorized to conduct business;

(f) IRS Form W-9, duly executed by each Seller;

(g) letters evidencing the resignation of any directors and officers of the Company that are requested by the Buyer prior to the Closing, duly executed by such directors and officers;

(h) employment agreements between each of Lawrence F. Goldman and Don Steffen and the Company;

(i) the Payoff Documentation;

(j) the Escrow Agreement, duly executed by the Sellers’ Representative;

(k) the Transaction Bonus Agreements, duly executed by each party thereto;

(l) evidence that the Company, immediately prior to the Closing, made payment of the amounts payable by the Company to the Transaction Bonus Employees immediately prior to the Closing pursuant to the Transaction Bonus Agreements; and

(m) an IRS Form 8023 (and any corresponding state and local Tax forms, duly executed by each Seller in accordance with Section 5.3; and

(n) all other documents, certificates, instruments or writings required to be delivered by the Company or the Sellers at or prior to the Closing pursuant to this Agreement.

7.2 Closing Deliverables by the Buyer. At the Closing, the Buyer shall have delivered or caused to be delivered to the Sellers the following, each in form and substance satisfactory to the Sellers:

(a) wire transfers representing each Seller’s portion of the Closing Payment determined in accordance with Section 1.4(d) herein (together with wire transfers to each of the Escrow Agent, the holders of Estimated Indebtedness and recipients of Closing Costs, all in accordance with Section 1.4 herein);

(b) a copy of the resolutions duly adopted by the board of directors of the Buyer authorizing the Buyer’s execution, delivery and performance of each Transaction Document to which the Buyer is a party and the consummation of the Transactions, as in effect as of the Closing, certified, on behalf of Buyer, by an officer of the Buyer (such certification shall include a representation as to the incumbency and signatures of the officers of the Buyer executing the Transaction Documents);

(c) a certificate, dated not less than ten (10) Business Days prior to the Closing, from its jurisdiction of incorporation as to the good standing of the Buyer;

(d) the Escrow Agreement, duly executed by the Buyer; and

(e) all other documents, certificates, instruments or writings required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

Article 8

DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

“2021 EBITDA Margin Target” means EBITDA Margin equal to 20%.

“2021 Revenue Growth Target” means an amount that is 20% higher than the greater of (i) $11,300,000 or (ii) the actual revenue of the Company for the year ended December 31, 2020.

“2022 EBITDA Margin Target” means EBITDA Margin equal 25%.

“2022 Revenue Growth Target” means an amount that is 20% higher than the greater of (i) $11,300,000 or (ii) the actual revenue of the Company for the year ended December 31, 2021.

“Accounting Arbitrator” has the meaning set forth in Section 1.5(c).

“Action or Proceeding” means any action, suit, complaint, charge, inquiry, claim, hearing, petition, proceeding or arbitration, or any investigation or audit.

“Adjustment Calculation” has the meaning set forth in Section 1.5(b).

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Securities Exchange Act of 1934, as amended.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local or foreign Law.

“Aggregate Deficit Amount” has the meaning set forth in Section 1.5(e)(iv).

“Aggregate Surplus Amount” has the meaning set forth in Section 1.5(e)(v).

“Agreed Amount” has the meaning set forth in Section 6.4(d).

“Agreement” has the meaning set forth in the Preamble.

“Base Purchase Price” has the meaning set forth in Section 1.4.

“Business” has the meaning set forth in the Preamble.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the Laws of the State of Delaware or is a day on which banking institutions located in such State are authorized or required by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.2(a)(i).

“Cash on Hand” means, with respect to the Company, all cash, cash equivalents (including unfunded deposits from credit card purchases, deposits in transit and other unfunded deposits) and marketable securities as of 12:01 a.m. EST time on the Closing Date, in each case only if and to the extent such amounts will be available for free use without restrictions by the Company or the Buyer at and immediately following the Closing; provided, however, “Cash on Hand” shall be net of issued or outstanding checks and drafts and pending electronic debits.

“Cash on Hand Deficit” has the meaning set forth in Section 1.5(e)(iii).

“Cash on Hand Surplus” has the meaning set forth in Section 1.5(e)(iii).

“Claim Notice” has the meaning set forth in Section 6.4(b).

“Claimed Amount” has the meaning set forth in Section 6.4(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Costs” means all fees and expenses incurred or payable by the Company (or the Sellers, to the extent that the Company is liable) in connection with the Transactions that have not been paid prior to the Closing Date, including, without limitation, (i) the fees and expenses of any investment bankers, lawyers, accountants, consultants and other outside financial and other advisors, (ii) any payments to obtain the consent of any third party to the consummation of the Transactions and (iii) any fees for any filings made by the Company in connection with the Transactions, identified on Schedule 9 hereto.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Date Working Capital Statement” has the meaning set forth in Section 1.5(b).

“Closing Payment” has the meaning set forth in Section 1.4(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Data” means all Personal Data Processed by the Company.

“Company Database” means each database in which Personal Data is or has been maintained by or for the Company.

“Company Disclosure Schedule” means the disclosure schedule constituting exceptions to and applicable disclosures associated with the Company’s representations and warranties set forth in Article IV hereof, prepared and delivered by the Company concurrently with the execution of this Agreement.

“Company IP” means all of the Intellectual Property and Intellectual Property rights owned by the Company.

“Company IP Contract” means any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

“Company Material Adverse Change” means any material adverse change in the Business, results of operations or financial condition of the Company taken as a whole, other than any material adverse change or effect arising from or related to the following (either alone or in combination): (a) any general condition affecting the industry in which the Business is engaged, (b) changes in any Law or applicable accounting regulations or principles, (c) acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism existing as of the date hereof, (d) acts of God and natural disasters, including floods, tornados, hurricanes, earthquakes and fires, and pandemics, such as COVID-19, and (e) general economic, political and financial market changes, foreign or domestic; provided; however, that if such change or effect disproportionately affects the Company as compared to other Persons or businesses that operate in the industries in which the Company operates, then the disproportionate aspect of such change or effect may be taken into account in determining whether there has been a Company Material Adverse Change.

“Company Privacy Policy” means each external or internal, present privacy policy, privacy policy used by the Company in the last three years, or written privacy or security related representation, obligation or promise of the Company included in a customer contract promise relating to: (i) the privacy of any individuals, including users of any Company Product (including any website or online service); (ii) the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, retention, interception, analysis, scanning, other processing or security of any Personal Data; or (iii) information about individuals who are employees.

“Company Product” means each product or service (including all websites, applications, online hosting and other online services) owned, made, marketed, distributed, imported, licensed or sold by or on behalf of the Company at any time since its inception (including in connection with the provision by the Company of services to customers of the Company), and any product or service currently under development by or for, or that the Company currently intends to develop, make, distribute, sell or license (including in connection with the provision by the Company of services to customers of the Company).

“Company Product Data” means all data uploaded or otherwise provided by or for customers of the Company, in connection with any Company Product.

“Company Representations” has the meaning set forth in Section 5.6.

“Confidential Information” has the meaning set forth in Section 5.1(b).

“Confidentiality Agreement” means the Confidentiality Agreement executed by the Buyer and the Company dated as of February 21, 2020.

“Contracts” means all contracts, plans, agreements, subcontracts, indentures, notes, bonds (including surety bonds), loans, instruments, leases, mortgages, franchises, licenses, commitments or other instruments with binding obligations, including all amendments and modifications thereto whether written or oral.

“Contributor” has the meaning set forth in Section 4.11(m)(ii).

“Copyrights” has the meaning set forth in Section 4.11(a)(iii).

“Copyrights” has the meaning set forth in Section 4.11 hereto.

“Core Representations” means the representations contained in Section 3.3 (Purchased Shares), Section 4.9 (Tax), and Section 4.19 (Environmental Matters).

“Covered Services” means the services and products provided by the Company as of the Closing Date, or that are similar to or substitutes for those provided by the Company as of the Closing Date.

“Customer” means any Person to whom the Company was selling Company Products as of the Closing Date or to whom the Company sold Company Products at any time during the one (1) year period immediately preceding the Closing Date.

“Direct Claim” has the meaning set forth in Section 6.4(a).

“Direct Claim Notice” has the meaning set forth in Section 9.10.

“Disclosure Schedules” has the meaning set forth in Section 6.4(a).

“Dispute Period” has the meaning set forth in Section 6.4(d).

“Earnout Payment Determination” has the meaning set forth in Section 1.7 hereof.

“Earnout Payment Determination Objection” has the meaning set forth in Section 1.7 hereof.

“Earnout Payment Determination Review Period” has the meaning set forth in Section 1.7 hereof.

“Earnout Payments” means, collectively, any portion of the Purchase Price paid pursuant to Section 1.7 hereof.

“EBITDA” means, for any period, Net Income for such period, without giving effect to (a) any non-recurring gains or losses that are considered extraordinary under GAAP and (b) any costs and expenses incurred in connection with the Transactions (including any amounts paid after the Closing Date to the Transaction Bonus Employees pursuant to the Transaction Bonus Agreements), adjusted by adding back the amount of such costs and expenses, in each case, to the extent deducted in determining Net Income for such period), net of (x) interest expense, (y) Taxes based on income, and (z) all depreciation and amortization expense, determined, in each case, in accordance with GAAP.

“EBITDA Margin” means, for any period, a ratio, expressed as a percentage, the numerator of which is the EBITDA and the denominator of which is Company revenue.

“Employee Benefit Plan” means each “employee benefit plan” (as described in Section 3(3) of ERISA), and any other deferred compensation, pension, profit sharing, stock option, retention, employment, individual consulting, stock purchase, phantom stock, restricted stock or other equity-based award, change of control, severance or termination pay, savings, group insurance, health or welfare, or retirement plan, program, agreement, arrangement or policy, and all vacation pay, incentive compensation, commission, bonus and other employee benefit or fringe benefit plans, policies, programs, agreements or arrangements, whether or not subject to ERISA and whether written or unwritten, in each case, to which the Company is a party or established, sponsored, maintained, contributed to or required to be contributed to by the Company or for which the Company has any Liability.

“Employee Equity Agreement” means the agreement of the Company to issue Equity Securities of the Company to employees party to Employee Offer Letters.

“Employee Offer Letters” means employment offer letters issued by the Company to each of J. Kariotis, S. Sauers and T. Perry by the Company, copies of which have been provided to Buyer.

“Environmental Laws” means all federal, state, and local statutes, regulations and ordinances concerning the pollution or protection of the environment or the protection of human health, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response and Compensation, and Liability Act of 1980 and any state or local analogs.

“Equity Securities” of any Person means any and all capital stock, equity interests, equity appreciation, phantom equity, profit participation or any other securities with similar rights that are convertible into, exchangeable for, or otherwise linked to any shares of capital stock or equity interests, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contract that could require any Person to issue, sell, transfer, purchase, return, redeem, exchange or otherwise cause to become issued any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that, together with the Company, is treated as a “single employer” within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code or Section 4001(b) of ERISA.

“Escrow Account” means the separate account to be maintained by the Escrow Agent into which the Escrow Amount shall be deposited by the Buyer at the Closing.

“Escrow Account” means the separate account to be maintained by the Escrow Agent into which the Escrow Amount shall be deposited by the Buyer at the Closing.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, in the form satisfactory to Buyer and the Sellers’ Representative, by and among the Buyer, the Sellers’ Representative and the Escrow Agent.

“Escrow Amount” means $500,000, which consists of (i) the Sellers’ Portion of the Escrow Amount funded pursuant to Section 1.4(d) and (ii) the Transaction Bonus Employee Portion of the Escrow Amount funded by the reservation of Cash on Hand in that amount pursuant to Section 1.4(d)(iii) or through a deduction from the Base Purchase Price in accordance with Section 1.4(d)(i).

“Estimated Closing Cash on Hand” has the meaning set forth in Section 1.5(a).

“Estimated Indebtedness” has the meaning set forth in Section 1.5(a).

“Estimated Net Working Capital” has the meaning set forth in Section 1.5(a).

“Final Closing Cash on Hand” has the meaning set forth in Section 1.5(e)(iii).

“Final Closing Indebtedness” has the meaning set forth in Section 1.5(e)(ii).

“Final Net Working Capital” has the meaning set forth in Section 1.5(e)(i).

“Fundamental Representations” means the representations contained in Section 2.1 (Organization; Qualification; Power and Authorization); Section 2.2(a) (Binding Effect); Section 2.3 (Broker Fees); Section 3.1 (Organization; Power and Authorization); Section 3.2(a) (Binding Effect); Section 3.3 (Purchased Shares); Section 3.6 (Broker Fees); Section 4.1 (Organization; Qualification; Power and Authorization); Section 4.2 (Binding Effect and Noncontravention); Section 4.3 (Capitalization; Subsidiaries); and Section 4.26 (Broker Fees).

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement, except for in the case of the Financial Statements where GAAP shall be as in effect on the date of the relevant Financial Statement.

“Governing Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating or limited liability company agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (f) any amendment to or restatement of any of the foregoing.

“Government Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, contractor, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Hazardous Materials” means any material, chemical, emission or substance that have been designated by any Government Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to health, reproduction or the environment.

“H&C” has the meaning set forth in Section 5.7(a).

“Indebtedness” means the aggregate amount (including the current portion thereto) of the following obligations of the Company, whether or not included as indebtedness or liabilities in accordance with GAAP, without duplication, (a) for borrowed money including principal, accrued interest and related costs and expenses, (b) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes or other similar instruments, including accrued interest; (c) any obligation in respect of any amount drawn under any letters of credit or similar security instrument, (d) for the deferred purchase price of properties, goods or services (excluding trade accounts payable and other current liabilities in the ordinary course of business included in Net Working Capital, but including earn-outs or purchase price adjustments), (e) under capital leases or finance leases in accordance with GAAP, (f) negative balances in bank accounts; (g) obligations under any swaps, options, derivatives and other hedging agreements or arrangements; (h) all liabilities relating to securitization or factoring programs or arrangements; (i) for any and all premiums, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees payable in connection with any of the obligations described in the immediately preceding clauses, and (j) in the nature of guarantees of the obligations described in the immediately preceding clauses (a) through (i) above of any other Person.

“Indebtedness Deficit” has the meaning set forth in Section 1.5(e)(ii).

“Indebtedness Surplus” has the meaning set forth in Section 1.5(e)(ii).

“Indemnification Cap” has the meaning set forth in Section 6.3(b).

“Indemnification Payment Period” has the meaning set forth in Section 6.4(e).

“Indemnified Parties” has the meaning set forth in Section 6.4(a).

“Indemnifying Parties” has the meaning set forth in Section 6.4(a).

“Information Technology” means all computer hardware, software, system, servers, microprocessors, networks, firmware and other information technology and communications equipment used in the operations of the Business.

“Intellectual Property” means algorithms, APIs, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Assets” has the meaning set forth in Section 4.11 hereto.

“IRCA” has the meaning set forth in Section 4.16(k).

“IRS” has the meaning set forth in Section 4.9(g).

“Knowledge” or “Company’s Knowledge” means, (i) as it applies to the representations, warranties and covenants made by the Company in this Agreement, the actual or constructive knowledge of the following persons after reasonable inquiry: Lawrence F. Goldman and Don Steffen, and (ii) as it applies to representations, warranties and covenants made by a particular Seller in this Agreement, the actual or constructive knowledge of such Seller after reasonable inquiry (provided that the knowledge of any particular Seller shall not be imputed to another Seller).

“Labor Organization” has the meaning set forth in Section 4.16(e).

“Latest Balance Sheet” has the meaning set forth in Section 1.7(a)(i).

“Law” means any applicable law, statute, rule, regulation, treaty, ordinance, Order and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Government Entity.

“Leased Real Property” has the meaning set forth in Section 4.14(a).

“Leasehold Improvements” has the meaning set forth in Section 4.14(a).

“Liability” or “Liabilities” means any and all debts, losses, expenses, liabilities, damages, fines, costs, royalties, deficiencies or obligations of any nature whatsoever, whether known or unknown, asserted or unasserted, liquidated or unliquidated, due or to become due, accrued or fixed, absolute or contingent, mature or unmatured, determined or indeterminable.

“Licensed IP” means any Intellectual Property and Intellectual Property rights incorporated into, or used in the use, development, delivery, hosting or distribution of, the Company Product; and (b) all other Intellectual Property and Intellectual Property rights used or held for use in the conduct of the business of the Company, in each case, to which a third party gas granted a license, covenant not to sue, or any other right to the Company.

“Lien” means any mortgage, lien, pledge, charge, security interest, community property interest, claim, contractual restriction, easement, right-of-way, option, conditional sale or other title retention agreement or encumbrance of any kind.

“Loss” means any direct or indirect Liability, claim, loss, damage, obligation, judgment or penalty (including, unless otherwise provided in this Agreement, reasonable attorneys’ fees and expenses).

“Marks” has the meaning set forth in Section 4.11 hereto.

“Material Contracts” has the meaning set forth in Section 4.20(a).

“Methodology” has the meaning set forth in Section 1.5(a).

“Money Laundering Laws” has the meaning set forth in Section 4.21.

“Net Deficit Amount” has the meaning set forth in Section 1.5(f).

“Net Income” means, for any period, the net income (or loss) of the Company determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP.

“Net Names” has the meaning set forth in Section 4.11 hereto.

“Net Surplus Amount” has the meaning set forth in Section 1.5(f).

“Net Working Capital” means, the difference between (i) current assets (other than Cash on Hand) of the Company as of 12:01 a.m. EST on the Closing Date, and (ii) current liabilities (excluding Indebtedness) of the Company as of 12:01 a.m. EST on the Closing Date. In determining assets and liabilities hereunder, (a) all normal or recurring monthly accounting entries shall be taken into account and all known errors and omissions shall be corrected, (b) all known proper adjustments shall be made, (c) for purposes of calculating the accrued liability or any claim for a refund of income Taxes, the Company shall treat the Closing Date as the last day of their taxable year, (d) any deferred Tax assets or deferred Tax Liabilities established to reflect timing differences between book and Tax income shall not be included in Net Working Capital, (e) any income Tax assets or Liabilities shall not be taken into account, and (f) any liability required to be recorded on the balance sheet pursuant to Financial Accounting Standards Codification No. 740, shall not be reflected as a liability.

“Objection Notice” has the meaning set forth in Section 1.5(c).

“Order” means any writ, rule, judgment, decree, injunction or similar order of any Government Entity or arbitral body, in each case whether preliminary or final.

“PPA Period” has the meaning set forth in Section 5.3(j).

“Party” and collectively, “Parties” have the meaning set forth in the Preamble.

“Patents” has the meaning set forth in Section 4.11 hereto.

“Payoff Documentation” has the meaning set forth in Section 1.4(a).

“Permits” means all licenses, certificates of occupancy and other permits, consents and approvals required by any Government Entity (including any pending applications for such licenses, certificates, permits, consents or approvals).

“Permitted Liens” means (a) Liens for Taxes or assessments and other governmental charges, which either are (i) not delinquent or (ii) being contested in good faith and by any appropriate Action or Proceeding for which adequate reserves have been made in the Financial Statements, (b) interests or title of, or statutory Liens to secure, landlords, sublandlords, licensors, sublicensors or licensees under real estate leases, licenses or other rental or lease agreements, but only to the extent covering solely the assets so leased or licensed, (c) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, pension or other social security, governmental insurance and governmental benefits mandated under applicable Laws, (d) mechanics’, materialmen’s or contractors’ Liens or any similar statutory Lien arising or incurred in the ordinary course of business and securing amounts not yet due or payable or which are being contested in good faith by appropriate proceedings, (e) zoning, entitlement, building and other similar Laws which are not violated by the current use and occupancy of the applicable property and the conduct of the Company’s business thereon, and (f) easements, rights of way, similar non-monetary encumbrances or other minor defects or irregularities in title and other similar Liens, if any, that do not, individually or in the aggregate, materially impair the use or the occupancy of the assets to which they relate for the purposes currently used and occupied as of the date hereof.

“Person” means any individual, partnership, corporation, association, limited liability company, joint stock company, a trust, joint venture, firm, association, unincorporated organization, Government Entity or other entity.

“Personal Data” means a natural Person’s (including an end user’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or user or account number or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under applicable Law.

“Pre-Closing Straddle Period” has the meaning set forth in Section 5.3(a)(iii).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.3(a)(i)(A).

“Privacy Legal Requirement” means all applicable Laws relating to (i) privacy, data protection and data security; or (ii) the collection, obtainment, storage, transmission, transfer (including cross border transfers), hosting, disclosure, use, retention, interception, disposal, analysis, scanning, or other processing of Personal Data (including Personal Data of employees and third parties).

“Privileged Communications” has the meaning set forth in Section 5.7(a).

“Privileged Deal Communications” has the meaning set forth in Section 5.7(b).

“Process” or “Processing” or “Processed” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Pro Rata Share” means the respective percentage set forth alongside each Seller’s name on Schedule 8 attached hereto and represents each such Seller’s pro rata portion of the Purchase Price or other consideration to be paid to such Seller pursuant to this Agreement.

“Purchase Price” has the meaning set forth in Section 1.4.

“Purchase Price Allocation” has the meaning set forth in Section 5.3(j).

“Purchased Shares” has the meaning set forth in the Preamble.

“Real Property Leases” has the meaning set forth in Section 4.14(a).

“Remaining Earnout Payment Disputed Items” shall have the meaning set forth in Section 1.7 hereof.

“Representatives” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Response Notice” has the meaning set forth in Section 6.4(d).

“Restricted Period” means a five (5) year period commencing on the Closing Date.

“Revenue Growth” means an increase in Company revenue, year over year, expressed as a percentage.

“Section 338(h)(10) Election” has the meaning set forth in Section 5.3(i)(i).

“Section 338(h)(10) Forms” has the meaning set forth in Section 5.3(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and collectively, “Sellers” have the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the disclosure schedule constituting exceptions to and applicable disclosures associated with each Seller’s representations and warranties set forth in Article III hereof, prepared and delivered by the Sellers concurrently with the execution of this Agreement.

“Seller Group” has the meaning set forth in Section 5.7(a).

“Seller Indemnified Parties” has the meaning set forth in Section 6.2(b).

“Seller Release” has the meaning set forth in Section 7.1(b).

“Sellers’ Portion of the Escrow Amount” means $82,242.

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Software” has the meaning set forth in Section 4.11(a)(vi).

“Standard Form IP Contract” means each standard form of Company Contract used by the Company and its customers which relates to any Intellectual Property Asset at any time, including, without limitation, each standard form of: (i) license, cloud computing, “software-as-a-service”, consulting and/or service agreement(ii) development agreement; (iii) affiliate agreement; (iv) employee confidentiality agreement; and (v) [list any additional standard Company Agreements related to IP].

“Straddle Tax Period” has the meaning set forth in Section 5.3(a)(iii).

“Supplier” means any Person who was supplying goods or services to the Company as of the Closing Date or who provided goods or services to the Company at any time during the one (1) year period immediately preceding the Closing Date.

“Target Net Working Capital” means One Million Three Hundred Ninety-Four Thousand Two Hundred Five Dollars ($1,394,205), which is the average Net Working Capital for the period starting on September 1, 2019 and ending on August 31, 2020.

“Tax” or “Taxes” means: (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, workers’ compensation, social security, retirement, pension plan or other tax of any nature, including any amount owed in respect of any Law relating to unclaimed property or escheat; (b) any amount owing in respect of clause (a) above as a result of being a member of a combined, consolidated, unitary, affiliated or similar group, as a transferee or successor, by Contract or otherwise; and (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Dispute Accountant” has the meaning set forth in Section 5.3(h).

“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Government Entity with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Temporary Employee” has the meaning set forth in Section 4.16(a).

“Third-Party Claim” has the meaning set forth in Section 6.4(b).

“Third-Party Claim Notice” has the meaning set forth in Section 6.4(b).

“Third-Party Recovery Proceeds” has the meaning set forth in Section 6.3(c).

“Threshold” has the meaning set forth in Section 6.3(a).

“Trade Secrets” has the meaning set forth in Section 4.11(a)(vi).

“Trademarks” has the meaning set forth in Section 4.11 hereto.

“Transaction Bonus Agreements” means agreements between the Company, on the one hand, and each Transaction Bonus Employee, on the other hand, pursuant to which the Company and each of the Transaction Bonus Employees agree that (i) certain amounts would be paid by the Company to each of the Transaction Bonus Employees, on the terms and subject to the conditions set forth therein, to satisfy any and all outstanding promises, agreements or obligations of the Company under the Employee Equity Agreements and (ii) other than the Transaction Bonus Payments to be made to each of the Transaction Bonus Employees, there are no other obligations or payments owed by the Company or the Sellers to the Transaction Bonus Employees.

“Transaction Bonus Employee” means each of J. Kariotis, S. Sauers and T. Perry.

“Transaction Bonus Employee Portion of the Escrow Amount” means $417,758.

“Transaction Bonus Payments” means the payments that are to be made to the Transaction Bonus Employees pursuant to the Transaction Bonus Agreements, and the employer’s portion of any payroll or similar Taxes attributable to any compensation payable in respect of the foregoing amounts.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party, pursuant to any of the foregoing.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” means income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“Working Capital Deficit” has the meaning set forth in Section 1.5(e)(i).

“Working Capital Surplus” has the meaning set forth in Section 1.5(e)(i).

“Year 1 Earnout Period” has the meaning set forth in Section 1.7(a)(i).

“Year 2 Earnout Period” has the meaning set forth in Section 1.7(a)(iii).

Article 9

MISCELLANEOUS

9.1 Expenses. Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees), provided that the fees and expenses of the Escrow Agent shall be borne 50% by the Buyer and 50% by the Sellers as a Closing Cost.

9.2 Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of Law principles that would require the application of any other Law.

9.3 Jurisdiction; Service of Process. Any Action or Proceeding arising out of or relating to this Agreement or any of the Transactions may be brought in the applicable federal and state courts located in the city of Pittsburgh, Pennsylvania that have jurisdiction, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts in any such Action or Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action or Proceeding shall be heard and determined only in any such court and agrees not to bring any Action or Proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. The Parties agree that any or all of them may file a copy of this Section 9.3 with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Action or Proceeding referred to in the first sentence of this Section 9.3 may be served on any Party anywhere in the world.

9.4 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN

CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.5 Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver by any Party of any of the provisions herein shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.6 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a Party when (a) delivered by hand, (b) one (1) Business Day after being sent by a nationally recognized overnight courier service (costs prepaid), (c) sent by facsimile or email with confirmation of transmission by the transmitting equipment, or (d) received by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

If to the Buyer or the Company to:

Mastech Digital, Inc.

Attn: Jennifer Ford Lacey, Senior Vice President and General Counsel

John J. Cronin, Jr., Chief Financial Officer and Corporate Secretary

1305 Cherrington Parkway,

Building 210,

Suite 400,

Moon Township,

PA 15108

with a copy (which shall not constitute notice) to:

Blank Rome LLP

Attn: James J. Barnes, Esq.

501 Grant St.

Suite 850

Pittsburgh, 15222

jbarnes@blankrome.com

If to Sellers’ Representative:

Lawrence F. Goldman

2052 W. Cullom Ave.

Chicago, IL 60618

with a copy (which shall not constitute notice) to:

Hinshaw & Culbertson LLP

Attn: Timothy M. Sullivan, Esq.

151 N. Franklin St.

Suite 2500

Chicago, IL 60606

tsullivan@hinshawlaw.com

Any Party may change its contact information for notices and other communications hereunder by notice to the other Parties hereto in accordance with this Section 9.6.

9.7 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto, except that Buyer may assign this Agreement to any Affiliate of Buyer or a lender for collateral assignment purposes, and any assignment or transfer not in compliance with the above shall be null and void.

9.8 No Third-Party Beneficiaries. Except for contemplated third-party beneficiaries as expressly provided otherwise in this Agreement (including as contemplated by Article 6), this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and permitted assigns, any legal or equitable rights, remedy or claim hereunder.

9.9 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the Buyer and the Sellers.

9.10 Disclosure Schedules. The Seller Disclosure Schedule and the Company Disclosure Schedule (collectively, the “Disclosure Schedules”) are attached to and form a part of this Agreement and shall be subject to the following terms and conditions: (a) no disclosure relating to any possible breach or violation of any agreement, Law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred; (b) headings and introductory language have been inserted on the sections of the

Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement; (c) the sections of the Disclosure Schedules are qualified in their entirety by reference to the provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations and warranties, except as and to the extent provided in this Agreement; (d) unless otherwise defined herein or unless the context otherwise requires, capitalized terms used in the Disclosure Schedules have the meanings assigned to them in this Agreement; and (e) any reference to a section number in the Disclosure Schedules refers to that section of this Agreement unless the context otherwise is reasonably apparent.

9.11 Non-Recourse. It is understood that any certificate or certification contemplated by this Agreement and executed by an officer of a Party shall be deemed to have been delivered only in such officer’s capacity as an officer of such Party (and not in his or her individual capacity) and shall not entitle any Party to assert a claim against such officer in his or her individual capacity.

9.12 Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Party hereto may occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that will be suffered if this Agreement was breached. It is accordingly agreed that each of the Parties shall be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any violation of the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Party seeking such relief on the grounds that any other remedy or relief is available at Law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

9.13 Construction. In construing this Agreement, including the Exhibits and Schedules attached hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, Schedules and Exhibits refer to the Articles, Sections, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (e) no consideration shall be given to the headings of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the words “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or Exhibit; (h) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; and (i) the plural shall be deemed to include the singular and vice versa.

9.14 Entire Agreement. This Agreement (including any Exhibit or Schedule attached hereto) and the Transaction Documents contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and, except as explicitly set forth herein, supersede all prior and contemporaneous oral and written agreements and understandings relating to such subject matter. There are no promises, representations, warranties, covenants or undertakings with respect to this Agreement (including any Exhibit or Schedule attached hereto) and the Transaction Documents and the events giving rise thereto other than those expressly set forth herein and therein.

9.15 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

9.16 Mutual Drafting. The Parties hereto are sophisticated and have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of any Laws or other rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

9.17 Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, including by facsimile or email transmission, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[SIGNATURE PAGE FOLLOWS]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

INTENDING TO BE LEGALLY BOUND, the undersigned Parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER

MASTECH DIGITAL DATA, INC.

By:	/s/ Vivek Gupta
Name:	Vivek Gupta
Title:	President & CEO

COMPANY

AMBERLEAF PARTNERS, INC.

By:	/s/ Larry Goldman
Name:	Larry Goldman
Title:

SELLERS

/s/ Larry Goldman
Name: Lawrence F. Goldman
Address: 2052 W. Cullom Avenue
Chicago, IL 60618

/s/ Don Steffen
Name: Don Steffen
Address: 21 Oak Avenue
Grayslake, IL 60030

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

Schedule 1.5(a)

Net Working Capital Methodology

Assumptions used to Illustrate Net Working Capital Methodology:

•	Target Net Working Capital = $1,394,000 (Trailing 12-month average ended August 31, 2020).

•	Estimated Net Working Capital at Closing = $1,450,000 (Estimated by the Seller two days pre-closing).

•	Actual Net Working Capital at Closing = $1,400,000 (Actual as mutually determined post-closing).

1)	On Closing – Adjustment to the Cash Purchase Price:

•	Estimated Net Working Capital – Target Net Working Capital:

•	$1,450,000 - $1,394,000 = $56,000 increase from Target;

•	Thus, the portion of the Purchase Price payable at Closing will increase by $56,000.

2)	Post-Closing Net Working Capital FINAL TRUE-UP:

•	Actual Net Working Capital – Estimated Net Working Capital;

•	$1,400,000 - $1,450,000 = $50,000 decrease from number used at Closing;

Thus, Sellers’ Representative will pay Buyer $50,000 in final settlement.

Schedule 1.7(b)

Calculation of Earnout Payment

• The Revenue Growth and EBITDA Margin reflect the Buyer’ s goal of integrating the Company and allowing the Company to leverage the Buyer’ s sales team, installed client base and delivery engine, as well as other capabilities that the Buyer and its affiliates expect to be available.

• Any revenue and profit earned by projects of the Buyer and its Affiliates sold by the Company will be counted on the Company’s income statement for purposes of calculating Earnout Payments.

• For purposes of calculating the Earnout Payments, achievement of each metric shall be measured individually, in each calendar year, except payment on achievement of the EBITDA Margin shall require at least 60% achievement of the Revenue Growth for the year in question.

• Year end 2020 revenue of the Company is assumed to be $ l l.3M, with 18% EBITDA Margin. If revenue and EBITDA Margin fall below these levels, the targets for Revenue Growth and EBITDA Margin in 2021 and 2022will be adjusted accordingly.

• Year 1 (calculated from January l, 2021 - December 31, 2021) Earnout targets, as set forth in the table below, will be based on the greater of $1.3M revenue and 18% EBITDA Margin, or actual for 2020.

• Year 2 (calculated from January 1, 2022 - December 31, 2022) Earnout targets, as set forth in the table below, will be based on the greater of $1.3M revenue and 18% EBITDA Margin, or actual for 2021.

Targets	Year 1	Year 2
Revenue Growth	20%	20%
EBITDA Margin	20%	25%
Revenue Growth Threshold for payment of Earnout	70%	70%

i

EBITDA Margin Threshold for Payment of Earnout	90%	90%
Revenue Growth Earnout Available	$1.50	$1.50
EBITDA Margin Earnout Available	$0.75	$0.75

Total Earnout Available	$2.25	$2.25

• Total Earnout Payment of $2,250,000 based on achievement of at least 70% of Revenue Growth and 90% of EBITDA Margin in Year 1. $1,500,000 shall be based on achievement of Revenue Growth and $750,000 shall be based on achievement of EBITDA Margin. Achievement of either metric shall result in an Earnout Payment, payable on a sliding scale from 70% to 100 % for Revenue Growth and 90% to l 00% for EBITDA Margin.

• For example, if in Year l the Revenue Growth achieved is 14% and the EBITDA Margin achieved is 18%, the Earnout Payment would be $1.73 million ($1.05 million payable on Revenue Growth and $0.68 million payable on EBITDA Margin).

• Total Earnout of $2,250,000 based on achievement of at least 70% of the Revenue Growth and 90% of the EBITDA Margin in Year 2. $1,500,000 shall be based on achievement of Revenue Growth and $750,000 shall be based on achievement of EBITDA Margin. Achievement of either metric shall result in an Earnout Payment, payable on a sliding scale from 70% to 100 for the Revenue Growth and 90% to 100% for the EBITDA Margin.

• For example, if in Year 2 the Revenue Growth is 14% and the EBITDA Margin is 23%, Earnout Payment would be $1.74 million ($1.05 million payable on Revenue Growth and $0.69 million payable on EBITDA Margin).

• Each twelve-month period will stand on its own with respect to target

ii

achievement and each Earnout Payment will be capped at 100% achievement.

Earnout Example	Year l	Year 2
Revenue	$12.90	$14.70
Revenue Growth	14%	14%
EB/TOA	$2.10	$3.50
EB/TOA Margin	18%	23%
% of Revenue Earn—out payable	70%	70%
Revenue Earnout payment	$1.05	$1.05
% of EBITDA Margin Earnout payable	90%	92%
EBITDA Margin Earnout payment	$0.68	$0.69

Total Earnout Payment	$1.73	$1.74

iii

Schedule 1.7(c)

Earnout Payment Allocation

The following allocation is subject to the terms of the Transaction Bonus Agreements:

Year 1 Earnout Period

Don Steffen – 46.05%

Lawrence F. Goldman – 46.05%

J. Kariotis – 5.3%

T. Perry – 1.3%

S. Sauers – 1.3%

Year 2 Earnout Period

J. Kariotis – 1.8%-5.3% (in accordance with the Transaction Bonus Agreement with J. Kariotis

T. Perry – 1.3%

S. Sauers – 1.3%

Don Steffen – 50% of proceeds remaining after distributions to J. Kariotis, T. Perrty and S. Sauers Lawrence F. Goldman – 50% of proceeds remaining after distributions to J. Kariotis, T. Perrty and S. Sauers

Schedule 5.3(j)

Purchase Price Allocation

	Low	High
Intangible Assets
Trade Name	350	600
Technology	400	800
Non-Compete Covenant	400	600
Customer Relationships	3,000	4,500

Schedule 7.1(a)

Specified Consents

None.

Schedule 8

Sellers’ Pro Rata Share

Lawrence F. Goldman – 50%

Don Steffen – 50%

Schedule 9

Closing Costs

None